Exhibit 10.2

CONFORMED COPY SHOWING AMENDMENT UNDER:

Amendment No. 1 to Credit Agreement, dated as of March 27, 2018

CONFORMED CONVENIENCE COPY. NOTE THAT THIS CONFORMED COPY IS NOT AN OPERATIVE DOCUMENT. PLEASE REFERENCE THE EXECUTED VERSION OF THE FIRST LIEN TERM LOAN AGREEMENT DATED JUNE 15, 2017 AND THE EXECUTED VERSION OF AMENDMENT NO. 1 FOR FINAL TERMS OF THE FIRST LIEN TERM LOAN AGREEMENT AS AMENDED.

FIRST LIEN TERM LOAN AGREEMENT

DATED AS OF

June 15, 2017

AMONG

HORNBECK OFFSHORE SERVICES, INC.,

AS PARENT BORROWER,

HORNBECK OFFSHORE SERVICES, LLC,

AS CO-BORROWER,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS COLLATERAL AGENT

AND

THE LENDERS PARTY HERETO

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Notice of Prepayment
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Guaranty and Collateral Agreement
Exhibit F	Form of First Preferred Fleet Mortgage
Exhibit G	Form of Assignment and Assumption Agreement
Exhibits H-1 – H-4	Forms of Tax Certificates
Exhibit I	Dutch Auction Procedures

Schedule 1.01(a)	Investment Entity Vessels
Schedule 7.05	Litigation
Schedule 7.06(f)	Property Subject to OPA
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Business and Offices
Schedule 7.16	Properties; Titles, Etc.
Schedule 7.17	Hedging Obligations
Schedule 8.14	Vessel Collateral
Schedule 8.17	Post-Closing Undertakings
Schedule 9.02	Effective Date Debt
Schedule 9.03	Effective Date Liens

THIS FIRST LIEN TERM LOAN AGREEMENT dated as of June 15, 2017 (the “Effective Date”), is entered into by and among: Hornbeck Offshore Services, Inc., a Delaware corporation (“HOSI” or the “Parent Borrower”); Hornbeck Offshore Services, LLC, a Delaware limited liability company (“HOS” or the “Co-Borrower”); and the Parent Borrower together with the Co-Borrower, collectively, the “Borrowers” and each, a “Borrower”; each of the Lenders from time to time party hereto; Wilmington Trust, National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); and Wilmington Trust, National Association, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

R E C I T A L S

A. HOS, as borrower, HOSI, as parent guarantor, Wells Fargo Bank, National Association, as the administrative agent and the other parties thereto entered into the Existing Credit Agreement (as defined below).

B. HOS has requested and the Lenders have agreed (x) to refinance the obligations of the Loan Parties under and replace the Existing Credit Agreement with the term loan facility evidenced by this Agreement and to make new extensions of credit under such term loan facility and (y) to permit the refinancing and replacement of the obligations of the Loan Parties under the Existing Credit Agreement with any other Credit Facility evidenced by the Junior Lien Documents or the Revolver Facility permitted hereunder that may subsequently be provided to the Loan Parties by lenders or other investors, in each case on the terms and subject to the conditions set forth herein.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2004 Issue Date” means November 23, 2004, the initial date of issuance of HOSI’s previously outstanding 6.125% Senior Notes due 2014.

“2019 Convertible Senior Notes” means the 1.500% Convertible Senior Notes due 2019 issued pursuant to the 2019 Convertible Senior Notes Indenture.

“2019 Convertible Senior Notes Indenture” means that certain Indenture, dated as of August 13, 2012, among HOSI, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“2020 Senior Notes” means the 5.875% Senior Notes due 2020 issued pursuant to the 2020 Senior Notes Indenture.

“2020 Senior Notes Indenture” means that certain Indenture, dated as of March 16, 2012, among HOSI, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“2021 Senior Notes” means the 5.000% Senior Notes due 2021 issued pursuant to the 2021 Senior Notes Indenture.

“2021 Senior Notes Indenture” means that certain Indenture, dated as of March 28, 2013, among HOSI, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” has the meaning assigned such term in the Guaranty and Collateral Agreement.

“Additional Eligible Vessel” means (i) each High Spec Vessel and each MPSV owned by the Parent Borrower or any of its Restricted Subsidiaries as of the Effective Date that does not constitute Vessel Collateral as of the Effective Date and (ii) each High Spec Vessel and each MPSV acquired by the Parent Borrower or any of its Restricted Subsidiaries after the Effective Date (A) for consideration consisting entirely of the Equity Interests (other than Disqualified Stock) of the Parent Borrower or the proceeds from any issuance of the Equity Interests (other than Disqualified Stock) of the Parent Borrower or (B) pursuant to a concurrent purchase and sale or in-kind exchange of Vessels (or a combination thereof) that are not Vessel Collateral.

“Additional Lender” has the meaning assigned such term in Section 2.09(d).

“Additional Vessel” has the meaning assigned such term in Section 8.14(b).

“Additional Vessel Collateral Value” means (a) in connection with any Collateral Substitution Transaction (i) the excess (if any) of the Specified Value of any Additional Vessel mortgaged pursuant to Section 8.14(b) minus (ii) the Specified Value of the transferred Vessel Collateral in respect of which such Additional Vessel was substituted, for so long as such Additional Vessel remains Collateral and is otherwise subject to no Liens other than (i) Permitted Liens of the type described in clauses (k) and (l) of the definition thereof and (ii) Liens securing Junior Lien Debt or any Permitted Refinancing Indebtedness in respect thereof permitted hereunder and (b) in connection with any Additional Eligible Vessel mortgaged pursuant to

Section 8.14(b), the Specified Value of such Additional Eligible Vessel, for so long as such Additional Vessel remains Collateral and is otherwise subject to no Liens other than (i) Permitted Liens of the type described in clauses (k) and (l) of the definition thereof and (ii) Liens securing Junior Lien Debt or any Permitted Refinancing Indebtedness in respect thereof permitted hereunder; provided that, unless otherwise approved by the Initial Lenders in writing, the Additional Vessel Collateral Value attributable to any Collateral Substitution Transaction or Additional Eligible Vessel mortgaged pursuant to Section 8.14(b) shall be deemed to be $0 until the date that is 91 days after the date on which the applicable Additional Vessel or Additional Vessels have become subject to a first priority perfected security interest in favor of the Collateral Agent in accordance with Section 8.14(b).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent Parties” has the meaning assigned such term in Section 12.14(f).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, an employee stock ownership plan sponsored by any Borrower shall not be an “Affiliate”.

“Affiliate Transaction” has the meaning assigned such term in Section 9.06.

“After-Acquired Vessel” means any Vessel that is acquired or constructed by the Co-Borrower or any Restricted Subsidiary of the Parent Borrower following the Effective Date (and for the avoidance of doubt, excluding all Vessels that are included in the Vessel Collateral as of the Effective Date, but including the HOS Warhorse and HOS Wild Horse).

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” means this First Lien Term Loan Agreement, together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases or rearrangements thereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the

Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate shall never be less than 2.00%.

“Anti-Terrorism Laws” means any laws relating to sanctions, terrorism or money laundering, including the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means, for any day,

(a) from the Effective Date until the first anniversary thereof, with respect to any ABR Loan, 5.00%, and with respect to any Eurodollar Loan, 6.00%,

(b) from the first anniversary of the Effective Date until the second anniversary of the Effective Date, with respect to any ABR Loan, 5.50%, and with respect to any Eurodollar Loan, 6.50%,

(c) from the second anniversary of the Effective Date until the third anniversary of the Effective Date, with respect to any ABR Loan, 6.00%, and with respect to any Eurodollar Loan, 7.00%,

(d) from the third anniversary of the Effective Date until the fourth anniversary of the Effective Date, with respect to any ABR Loan, 6.25%, and with respect to any Eurodollar Loan, 7.25%, and

(e) thereafter, with respect to any ABR Loan, 6.50%, and with respect to any Eurodollar Loan, 7.50%;

provided that if the Borrowers elect to pay any amount of accrued interest as PIK Interest pursuant to Section 3.02(f), then the “Applicable Margin” (including in respect of such accrued interest) shall be increased by 1.00% for so long as the Borrowers elect to pay PIK Interest.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total unused Commitments and Loans represented by such Lender’s Commitment and outstanding Loans from time to time in effect.

“Appraisal Report” has the meaning assigned such term in the definition of “Appraised Value”.

“Appraised Value” means (a) with respect to any Vessel with a Vessel Book Value equal to or less than $35,000,000, the appraised value thereof determined by a Specified Qualified Appraiser (each such report, an “Appraisal Report”) and (b) with respect to any Vessel with a Vessel Book Value greater than $35,000,000, the lesser of the appraised value thereof determined by each of two Specified Qualified Appraisers; provided that, if the greater of the two appraised values has an appraised value that exceeds 110% of the other appraised value, then the “Appraised Value” of such Vessel shall be the average value of the two appraised values.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” means (i) each Initial Lender, (ii) any fund or similar investment vehicle the investment decisions with respect to which are made by an (x) Initial Lender or (y) investment manager or other Person that manages an Initial Lender and (iii) the Affiliates of each of the foregoing to the extent that the investment decisions with respect to which are made as specified in (x) and (y) above.

“Asset Sale” means the sale, lease, conveyance or other disposition (a “disposition”) of any Collateral (including, without limitation, by way of a sale and leaseback or a Permitted Asset Swap or as the result of an Event of Loss) or Equity Interests of any Person that owns Vessel Collateral (“Specified Equity Interests”) (provided that the disposition of all or substantially all of the Property of the Parent Borrower and its Restricted Subsidiaries taken as a whole will be subject to Section 9.04 of this Agreement), whether in a single transaction or a series of related transactions, provided that such transaction or series of related transactions (i) involves Collateral having a Specified Value in excess of $10,000,000 or (ii) results in the receipt of consideration having a value in excess of $10,000,000. Notwithstanding the foregoing provisions of this definition, the following transactions will be deemed not to be Asset Sales: (A) the sale, lease, conveyance or other disposition of any Property other than Collateral; (B) a disposition of Collateral by any Borrower to another Loan Party or by a Guarantor to any Borrower or another Guarantor; (C) a disposition of Collateral that constitutes a Permitted Investment or a Restricted Payment that is permitted by Section 9.01; (D) any charter or lease of any Vessel Collateral entered into in the ordinary course of business and with respect to which the Parent Borrower or any Restricted Subsidiary thereof is the lessor or Person granting the charter, unless such charter or lease provides for the acquisition of such Vessel Collateral by the lessee during or at the end of the term thereof; (E) a disposition of inventory in the ordinary course of business; (F) a disposition of cash, Cash Equivalents or similar investments; (G) any charter or lease of any equipment or other properties or assets (other than Vessel Collateral) entered into in the ordinary course of business and with respect to which the Parent Borrower or any Restricted Subsidiary thereof is the lessor or Person granting the charter, unless such charter or lease provides for the acquisition of such properties or assets by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such properties or assets occurs, (H) any disposition of obsolete or excess equipment or other properties or assets; (I) a disposition of properties or assets by a Restricted Subsidiary of the Parent Borrower to a Loan Party or by a Restricted Subsidiary of the Parent Borrower that is not a Loan Party to another Restricted Subsidiary of the Parent Borrower that is not a Loan Party; and (J) dispositions of property (other than Vessel Collateral) to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased).

“Assignment” has the meaning assigned such term in Section 12.04(b)(i).

“Availability Period” means the period from and including the Effective Date to but excluding the tenth Business Day following September 1, 2019.

“Available Liquidity” means, on any date of determination, the sum as of such date of (i) all amounts available to be borrowed by the Borrowers under this Agreement plus (ii) all amounts available to be borrowed by any Loan Party under any unused commitments under the Revolver Facility (if any then in effect), after giving effect to any borrowing base limitations in such Revolver Facility plus (iii) the amount of cash and Cash Equivalents (determined in accordance with GAAP) of the Parent Borrower and its Restricted Subsidiaries; provided, that amounts described in this clause (iii) attributable to Restricted Subsidiaries of the Parent Borrower that are not Loan Parties shall not exceed $10,000,000.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation for such EEA Member Country as described in the EU Bail-In Legislation Schedule from time to time; and (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970 (Titles I and II of Pub. L. No. 91-508 (signed into law October 26, 1970 and as modified, amended, supplemented or restated from time to time)).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means the Board of Directors of the Parent Borrower or any other Person, as applicable, or any authorized committee of the Board of Directors.

“Borrower” and “Borrowers” have the meanings specified in the recital of parties to this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by any Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Calculation Date” has the meaning assigned to such term in the definition of “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect”.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the Effective Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Effective Date will be deemed not to represent a Capital Lease Obligation.

“Cash Equivalents” means

(a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality of any such government having maturities of not more than six months from the date of acquisition,

(b) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $300,000,000 and whose long-term debt securities are rated at least A3 by Moody’s and at least A by S&P,

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

(d) commercial paper having a rating of at least P-1 from Moody’s or at least A-1 from S&P and in each case maturing within 270 days after the date of acquisition,

(e) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided that all deposits referred to in this clause (e) are made in the ordinary course of business and do not exceed $5,000,000 in the aggregate at any one time, and

(f) money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d).

“Cash Interest” has the meaning assigned such term in Section 3.02(f).

“Certificate of Incorporation” means HOSI’s Second Restated Certificate of Incorporation.

“Change in Control” means the occurrence of any of the following: (a) except as permitted pursuant to Section 9.04, the sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of (x) the Property of the Parent Borrower and its Subsidiaries, taken as a whole or (y) the Vessel Collateral (including pursuant to a sale, assignment, transfer, lease or other disposition of Specified Equity Interests), (b) the adoption of a voluntary plan relating to the liquidation or dissolution of any Borrower, (c) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the effect of any voting arrangement pursuant to any agreement among the Parent Borrower and any stockholders of the Parent Borrower as in effect on the Effective Date) the result of which is that any “person,” “persons” or “group” (as such terms are used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Parent Borrower; provided, however, that a transaction in which the Parent Borrower becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the shareholders of the Parent Borrower immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person,” “persons” or “group” (as such terms are defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Parent Borrower, (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Unsecured Indentures (and any Permitted Refinancing Indebtedness in respect thereof) or the documentation governing any Revolver Facility, any Junior Lien Debt or any other Material Indebtedness. For purposes of this definition, a time charter of, bareboat charter or other contract for, Vessels to customers in the ordinary course of business shall not be deemed a lease under clause (a) above, or (e) the Parent Borrower shall fail to own and control 100% of the Equity Interests of the Co-Borrower, except as otherwise expressly permitted under Section 9.04.

“Change in Control Offer” has the meaning assigned such term in Section 3.04(c)(ii).

“Change in Control Payment Date” has the meaning assigned such term in Section 3.04(c)(ii).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Co-Borrower” has the meaning specified in the recital of parties to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless otherwise provided herein), and any successor statute.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Instruments as security for the payment or performance of the Indebtedness (including, for the avoidance of doubt, the Vessel Collateral).

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement and shall include the institution named as Collateral Agent acting as trustee/mortgagee under the Fleet Mortgage.

“Collateral Proceeds Account” means a deposit account and/or securities account (as applicable) of a Borrower at a bank or other financial institution reasonably satisfactory to the Required Lenders that is subject to an Account Control Agreement that provides for control and, following an Event of Default, full dominion in favor of the Collateral Agent (in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders) and into which are deposited the proceeds (whether in the form of cash, Cash Equivalents or securities or like instruments (unless such securities or like instruments have been pledged to the Collateral Agent by the physical delivery thereof)) of any Asset Sale (and into which no other amounts are deposited).

“Collateral Substitution Transaction” has the meaning specified in Section 8.14(b).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01 as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.06, (b) terminated pursuant to ARTICLE X, or (c) modified from time to time to reflect any assignments permitted by Section 12.04. The amount of each Lender’s Commitment on the Effective Date shall be the amount set forth on its signature page hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned such term in Section 12.14(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period and without duplication,

(a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale,

(b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,

(c) Consolidated Interest Expense of such Person and its Restricted Subsidiaries,

(d) depreciation and amortization (including impairment charges, write-offs and amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash expenses of such Person and its Restricted Subsidiaries,

(e) losses (or minus any gains) on early extinguishment of debt for that period (including, without limitation, any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its Stated Maturity),

(f) stock-based compensation expense (or minus any gains) reported for such period under FAS 123R,

(g) all Transaction Expenses and any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment of the type described in clause (c), (d), (e), (h) or (i) of the definition thereof, acquisition or disposition of Vessels, Redemption of Debt, or the incurrence of Debt permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Effective Date); and

(h) any other adjustments to Consolidated Net Income included by the Parent Borrower in calculating EBITDA or adjusted EBITDA for such period of a type reported in the Parent Borrower’s Form 10-K for the fiscal year ended December 31, 2016 or the Parent Borrower’s Form 10-Q for the fiscal quarter ended March 31, 2017, in each case, on a consolidated basis and consistent with applicable SEC guidelines regarding non-GAAP financial measures.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any Test Period, the ratio of (a) the Consolidated EBITDA of such Person for such Test Period to (b) the sum of the Consolidated Interest Expense of such Person and the amount of cash dividends or distributions paid by the Parent Borrower with respect to any preferred Equity Interest that does not constitute Disqualified Stock or any Disqualified Stock that is permitted to be incurred under Section 9.02, in each case for such Test Period. For the avoidance of doubt, Consolidated Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding (i) amortization of debt issuance costs and (ii) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense) and (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; provided that (x) Consolidated Interest Expense shall exclude any interest that is paid-in-kind or is imputed non-cash interest expense in accordance with GAAP and (y) for purposes of the calculation of Consolidated Fixed Charge Coverage Ratio, in connection with the incurrence of any Debt pursuant to Section 9.02, (i) the Borrowers may elect, pursuant to an Officer’s Certificate, to treat all or any portion of the commitment (any such amount elected until revoked as described below, an “Elected Amount”) under any Debt which is to be incurred (or any commitment in respect thereof) as being incurred as of the Calculation Date and (A) any subsequent incurrence of Debt under such commitment (so long as the total amount under such Debt does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Debt or an additional Lien at such subsequent time, (ii) the Borrowers may revoke an election of an Elected Amount pursuant to an Officer’s Certificate and (iii) for purposes of all subsequent calculations of the Consolidated Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, so long as the applicable commitment remains outstanding.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB ASC Topic No. 815, Derivatives and Hedging, shall be excluded, (d) the cumulative effect of a change in accounting principles shall be excluded and (e) any extraordinary, non-recurring, unusual or infrequent items shall be excluded. In addition, notwithstanding the preceding, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its Stated Maturity.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as the total assets of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom, (a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and (b) the aggregate amount of liabilities of such Person and its Restricted Subsidiaries which may be properly classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, deferred drydocking expenses and the corporate headquarters and HOS Port leasehold improvements shall not be deducted under (a) above.

“Consolidated Subsidiaries” means each Subsidiary of the Parent Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Debt of the Parent Borrower or a Restricted Subsidiary of the Parent Borrower (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of the Parent Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Parent Borrower and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“Credit Facility” means, one or more debt facilities, indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, notes, bonds or other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction, and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings.

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money including, without limitation, any guarantee thereof, or (ii) evidenced by bonds, debentures, notes, term loans or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the deferred and unpaid purchase price of any Property, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; provided, however, that any accrued expense or trade payable of such Person shall not constitute Debt. The amount of any Debt outstanding as of any date shall be (a) the accreted value thereof, in the case of any Debt that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Debt (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Person and its Restricted Subsidiaries thereunder). Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Debt”: (i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or Redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness; (ii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Debt), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise); (iii) obligations with respect to letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended; and (iv) repayment or reimbursement obligations of the Parent Borrower or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions unless and until an event or circumstance occurs that triggers the Parent Borrower’s or such Restricted

Subsidiary’s direct payment liability or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other party to whom such obligation is actually owed, in which case the amount of such direct payment liability to such lender or other party shall, to the extent otherwise applicable, constitute Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount” has the meaning assigned such term in Section 3.04(c)(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-in Action. If a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers and each Lender.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional Redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that any Equity Interests that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Equity Interests (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change in Control shall not constitute Disqualified Stock if such Equity Interests (and all such securities into which it is convertible or for which it is exchangeable) provide that the issuer thereof will not repurchase or redeem any such Equity Interests (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Parent Borrower with Section 3.04(c).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Dutch Auction” has the meaning assigned to such term in Section 12.04(g).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date Cash” means cash, Cash Equivalents and similar investments held by the Parent Borrower or its Restricted Subsidiaries as of May 31, 2017.

“Elected Amount” has the meaning assigned to such term in the definition of “Consolidated Interest Expense”.

“Environmental Laws” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Parent Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Parent Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act (“TSCA”), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act (“HMTA”), as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Parent Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply for such purpose.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (but excluding any debt security that is convertible into or exchangeable for Equity Interests).

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Parent Borrower (excluding Disqualified Stock), other than: (i) public offerings with respect to the Parent Borrower’s common stock registered on Form S-8, or (ii) issuances to any Subsidiary of the Parent Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means:

(a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan;

(b) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in Section 430 of the Code or Section 303 of ERISA);

(c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d) the incurrence by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e) the receipt by the Parent Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, but only to the extent such Plan is subject to Section 412 of the Code or Section 302 of ERISA;

(f) the incurrence by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any liability under Section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Plan (including as a “substantial employer,” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability); or

(g) the receipt by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any notice concerning the imposition of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Event of Loss” means any of the following events with respect to any Vessel Collateral: (a) the actual or constructive total loss of any Vessel Collateral or the agreed or compromised total loss of any Vessel Collateral; or (b) the capture, condemnation, confiscation, nationalization, requisition, purchase, seizure or forfeiture of, or any taking of title to, any Vessel Collateral. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of the Vessel, at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same.

“Excess Proceeds” means any Net Proceeds from an Asset Sale that have not been applied by the Parent Borrower or any of its Restricted Subsidiaries within 365 days after the receipt thereof to acquire Productive Assets; provided that progress payments under contracts of

Loan Parties for the construction or conversion of Vessels shall be deemed to be payments for the purchase of Productive Assets; provided further, that Net Proceeds from an Asset Sale shall be deposited in a Collateral Proceeds Account with respect to which a perfected first priority Lien has been granted in favor of the Collateral Agent to secure the Indebtedness and shall remain therein until the earliest of (i) the reinvestment of such Net Proceeds in accordance with this definition, (ii) the application of such Net Proceeds in accordance with Section 3.04 and (iii) such Net Proceeds becoming Declined Amounts.

“Excess Proceeds Offer” has the meaning assigned such term in Section 3.04(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchanged Loans” has the meaning set forth in Section 2.02.

“Excluded Information” means any non-public information with respect to the Parent Borrower or its Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Lender’s decision to assign Loans or a purchasing Lender’s decision to purchase Loans.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of February 6, 2015, by and among HOSI, as parent guarantor, HOS, as borrower, Wells Fargo, as administrative agent, and the other parties thereto, as amended by the First Amendment thereto dated as of July 29, 2016 by and among HOSI, as parent guarantor, HOS, as borrower, Wells Fargo, as administrative agent, and the other parties thereto.

“Existing Indebtedness” means the Debt existing on the Effective Date and set forth on Schedule 9.02.

“Existing Vessel” means any Vessel that is owned by the Parent Borrower or any of its Restricted Subsidiaries on the Effective Date, including, for the avoidance of doubt, all Vessel Collateral as of the Effective Date.

“Fair Market Value” means (a) with respect to Vessels, Specified Equity Interests or cash, its Specified Value; (b) subject to clause (c), with respect to any Property or Investment (other than Vessels, Specified Equity Interests or cash), the fair market value of such Property or Investment at the time of the event requiring such determination, as determined in good faith by management or the Board of Directors of the Parent Borrower, as applicable, or (c) with respect to any Property or Investment (other than Vessels, Specified Equity Interests or cash) in excess of $35,000,000, the fair market thereof as determined by a reputable investment bank or accounting or appraisal firm that is, in the judgment of the disinterested members of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Borrowers.

“FATCA” means the Foreign Account Tax Compliance Act as set forth in sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (a) the letter agreement, dated as of June 15, 2017 between the Parent Borrower and the Administrative Agent and (b) the letter agreement dated as of the Effective Date between the Borrowers and the Initial Lenders.

“Fleet Mortgage” means a mortgage in substantially the form of Exhibit F, as the same may be amended, modified or supplemented from time to time.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means (a) any Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt) of a Foreign Subsidiary and (b) any Subsidiary of a Foreign Subsidiary Holding Company.

“Foreign Vessel Reflagging Transaction” has the meaning assigned to such term in Section 8.11(b).

“Funded Debt” means all Debt of the Parent Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Parent Borrower or any such Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Loan Parties, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign or domestic, federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commissions, boards, officials and officers or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over the Parent Borrower, any Subsidiary, any of their Properties, the Administrative Agent or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including, without limitation, Environmental Laws, and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means (i) each Restricted Subsidiary of the Parent Borrower (other than the Co-Borrower) that is party to the Guaranty and Collateral Agreement on the Effective Date, and (ii) each Restricted Subsidiary of the Parent Borrower that becomes a party to the Guaranty and Collateral Agreement as a guarantor and lien grantor pursuant to Section 8.14, in each case until such time as any such Restricted Subsidiary of the Parent Borrower shall be released and relieved of its obligations pursuant to the provisions of this Agreement.

“Guaranty and Collateral Agreement” means an agreement executed by each Borrower, the Guarantors and the Collateral Agent in substantially the form of Exhibit E unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Materials” means:

(i) any “hazardous waste” as defined by RCRA;

(ii) any “hazardous substance” as defined by CERCLA;

(iii) any “toxic substance” as defined by TSCA;

(iv) any “hazardous material” as defined by HMTA;

(v) asbestos;

(vi) polychlorinated biphenyls;

(vii) any substance the presence of which on the Vessels is prohibited by any lawful Governmental Requirement from time to time in force and effect relating to the Vessels; and

(viii) any other substance which by any Governmental Requirement requires special handling in its collection, storage, treatment or disposal or defines or regulates as “hazardous,” “toxic” or words of similar import or effect.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates, in each case to the extent such obligations are incurred in the ordinary course of business of such Person. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“High Spec Vessel” means, when referring to a new generation Vessel, a Vessel with cargo-carrying capacity greater than 2,500 deadweight tons (i.e., 240 class notations or higher), and dynamic-positioning systems with a DP-2 classification or higher. For the avoidance of doubt, any MPSV is a High Spec Vessel.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“HOS” has the meaning specified in the recital of parties to this Agreement.

“HOSI” has the meaning specified in the recital of parties to this Agreement.

“Increase Effective Date” has the meaning assigned such term in Section 2.09(a).

“Increase Joinder” has the meaning assigned such term in Section 2.09(e).

“Increased Amounts” means all premiums, accrued interest and reasonable expenses incurred in connection with the incurrence of any Permitted Refinancing Indebtedness in respect of any Debt or Disqualified Stock.

“Incremental Amount” means, at any time, such amount of Incremental Term Loans such that the aggregate principal amount of all outstanding Loans after giving effect to such Incremental Term Loans does not exceed $600,000,000.

“Incremental Request” has the meaning assigned such term in Section 2.09(a).

“Incremental Term Commitments” has the meaning assigned such term in Section 2.09(a).

“Incremental Term Loan Maturity Date” has the meaning assigned such term in Section 2.09(c)(iii).

“Incremental Term Loans” means, any loans made pursuant to any Incremental Term Commitments.

“Indebtedness” means any and all amounts owing or to be owing by the Borrowers or any of the Guarantors, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in subsection (a) above, Other Taxes.

“Indemnitee” has the meaning assigned such term in Section 12.03(b).

“Information” has the meaning assigned such term in Section 12.11.

“Initial Lender” means (x) each Lender as of the Effective Date and (y) each Approved Lender that becomes a Lender prior to the date that is 90 days following the Effective Date.

“Intercreditor Agreement” means (i) any Revolver/Term Intercreditor Agreement and (ii) any Junior Lien Intercreditor Agreement, or any of them collectively, as the context may require.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (c) no Interest Period for a Borrowing may end after the Maturity Date; and (d) the last Interest Period may be such shorter period as to end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any Properties of the referent Person securing, Debt or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, and regardless of the form of consideration used to make any of the foregoing (whether cash, Vessels, Equity Interests or otherwise, or any combination thereof), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and “Investment” means any of such Investments; provided, however, that the following shall not constitute Investments: (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Hedging Obligations and (iii) endorsements of negotiable instruments and documents in the ordinary course of business. If the Parent Borrower or any Restricted Subsidiary of the Parent Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent Borrower, the Parent Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Specified Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

“Investment Entity Vessels” has the meaning assigned such term in the definition of “Permitted Business Investments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Parent Borrower in which the Parent Borrower or any of its Restricted Subsidiaries owns an Equity Interest that constitutes a significant portion of the Equity Interests of such Person.

“Junior Lien” means a Lien on the Collateral junior in priority to the Liens securing the Indebtedness as provided in the Junior Lien Intercreditor Agreement, granted by the Borrowers or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith) at any time, upon any Property of the Borrowers or any Guarantor to secure such Junior Lien Debt.

“Junior Lien Collateral Agent” means the collateral trustee or other representative of lenders or holders of Junior Lien Debt designated pursuant to the terms of the Junior Lien Documents and the Junior Lien Intercreditor Agreement, together with its successors and assigns in such capacity.

“Junior Lien Debt” means any Debt (other than intercompany Debt owing to the Parent Borrower or its Restricted Subsidiaries) of the Borrowers or any Guarantor permitted to be incurred hereunder that is secured by a Junior Lien on the Collateral (and, in each case not by Liens on any assets that do not constitute Collateral); provided that, in the case of any Debt referred to in this definition:

(a) such Debt does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to 91 days after the Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions, subject to the prior making of any required payments on the Indebtedness hereunder); and

(b) on or before the date on which the first such Debt is incurred by the Borrowers or any Guarantor, (1) the Junior Lien Representative and Junior Lien Collateral Agent shall become a party to the Junior Lien Intercreditor Agreement and (2) any other requirements set forth in the Junior Lien Intercreditor Agreement shall have been satisfied.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which such Junior Liens are granted.

“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement entered into by and among the Loan Parties, the Administrative Agent, the Collateral Agent, and the representative under the Junior Lien Documents, in form and substance reasonably acceptable to the Agents and the Initial Lenders (it being understood and agreed that in order to be reasonably acceptable to such parties such intercreditor agreement at minimum must have customary “silent” second-lien provisions acceptable to the Initial Lenders), as the same may be amended, supplemented, modified or restated in accordance with the terms thereof.

“Junior Lien Representative” means, in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Lenders” means the lenders signatory hereto and any other Person that shall have become a party hereto pursuant to an Assignment or an Increase Joinder, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

“Leveraged Vessel Acquisition Transaction” means any transaction or series of related transactions pursuant to which the Parent Borrower or any of its Restricted Subsidiaries acquires or constructs (i) any Vessel, (ii) Equity Interests of any Person that owns Vessels or (iii) equipment to be installed or intended for use in the ordinary course of business on any Vessel, in the case of clause (iii), with a Specified Value in excess of $10,000,000 following the Effective Date, to the extent such transaction or transactions are financed, in whole or in part, with the proceeds of any Permitted Acquisition Indebtedness or any purchase money or similar Debt permitted hereunder that is intended to be secured by the Vessel, Equity Interests or equipment so acquired.

“LIBO Rate” means,

(a) for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the “LIBO Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate a for deposits in dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then the “LIBO Rate” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, the LIBO Rate shall never be less than 1.00%.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (“UCC”) (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment (or agreement to assign) any right to income or profits from any Property by way of security.

“Limited Condition Acquisition” means any Permitted Acquisition, Permitted Investment in a Permitted Business or acquisition of Vessels, including by way of merger, amalgamation or consolidation, by the Parent Borrower or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Liquid Equity Securities” means equity securities that are publicly traded on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Markets, the Oslo Stock Exchange or any other recognized national or international exchanges or markets and as to which (a) the holder is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act to the extent such restrictions would prevent the sale of such equity securities within 365 days following the applicable Asset Sale), (b) a registration statement under the Securities Act covering the resale thereof is in effect, or (c) the Parent Borrower or any of its Restricted Subsidiaries is entitled to registration rights under the Securities Act and has exercised such rights and such registration process is under way.

“Loan Documents” means this Agreement, any Increase Joinder, the Notes, Fee Letters and the Security Instruments.

“Loan Guarantees” means, collectively, the guarantees of the Indebtedness made by the Guarantors pursuant to the Guaranty and Collateral Agreement.

“Loan Parties” means the Borrowers and the Guarantors, and “Loan Party” means any one of them.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including for the avoidance of doubt, Loans made pursuant to Section 2.01 and the Incremental Term Loans.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Parent Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform any of their payment or other material obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the ability of the Administrative Agent or any Lender to enforce any of their respective material rights under the Loan Documents.

“Material Indebtedness” means Funded Debt (other than the Loans) or Hedging Obligations, of any one or more of the Borrowers and the Guarantors in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations shall be the Swap Termination Value.

“Maturity Date” means the sixth (6th) anniversary of the Effective Date; provided that the Maturity Date with respect to the Loans made pursuant to any Incremental Term Commitment shall mean the maturity date specified with respect thereto in the Increase Joinder.

“Minimum Fixed Charge Coverage Ratio Test” has the meaning assigned such term in Section 9.02.

“Minimum Liquidity Amount” means $25,000,000.

“MPSV” means a multi-purpose support vessel.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any sale, lease, conveyance or other disposition of Property outside the ordinary course of business or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss). Time charters, bareboat charters and Vessel management or similar agreements shall not be included in (a)(i) above.

“Net Proceeds” means the aggregate cash proceeds received by the Parent Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) (including, for the avoidance of doubt, any insurance proceeds received in the event of an Event of Loss), net of (without duplication) the following: (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Debt (other than under this Agreement and other than any Junior Lien Debt or any Debt under the Revolver Facility) secured by a Permitted Lien on the Vessel Collateral that was the subject of such Asset Sale (or otherwise to discharge Liens on such Vessel Collateral), and (c) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such Properties, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Parent Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Debt (a) as to which neither the Parent Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or is otherwise directly or indirectly liable (as a guarantor or otherwise), except with respect to Customary Recourse Exceptions, or (ii) constitutes the lender, (b) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Debt of the Parent Borrower or any of its Restricted Subsidiaries to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent Borrower or any of its Restricted Subsidiaries.

“Note Purchase Agreements” means, collectively, those certain note purchase agreements each dated as of the Effective Date between the Parent Borrower, as purchaser, and the Note Sellers.

“Note Sellers” means the Persons identified as sellers under the Note Purchase Agreements.

“Notes” means the promissory notes of the Borrowers described in Section 2.03(b) and being substantially in the form of Exhibit A together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases and/or rearrangements thereof.

“Notice of Prepayment” has the meaning assigned such term in Section 3.04(b).

“OFAC” means the United States Treasury Department’s Office of Foreign Asset Control.

“Officer’s Certificate” means a certificate signed on behalf of the Borrowers by a Responsible Officer of the Borrowers.

“OPA” has the meaning set forth in the definition of “Environmental Laws.”

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.07).

“Parent Borrower” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning assigned such term in Section 12.04(c)(i).

“Participant Register” has the meaning specified in Section 12.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” shall have the meaning provided in clause (c) of the definition of Permitted Investment.

“Permitted Acquisition Indebtedness” means Debt or Disqualified Stock (x) of the Parent Borrower or any of its Restricted Subsidiaries incurred, issued or assumed, or with respect to which any property is acquired, in each case (a) to finance, or (b) that is secured by the assets acquired pursuant to, a Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more Vessels, whether incurred, issued or assumed concurrently with or subsequent to such Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more Vessels, or (y) of Persons that are acquired by the Parent Borrower or any of its Restricted Subsidiaries or merged into, amalgamated with or consolidated with the Parent Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement if, in each case on the date such Debt or Disqualified Stock was incurred, issued or assumed, whether concurrently with or subsequent to such Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more Vessels, either (1) the Parent Borrower would be permitted to incur at least $1.00 of additional Debt pursuant to the Minimum Fixed Charge Coverage Ratio Test or (2) the Consolidated Fixed Charge Coverage Ratio for the Parent Borrower and its Restricted Subsidiaries immediately after such incurrence, issuance or assumption would be greater than the Consolidated Fixed Charge Coverage Ratio for the Parent Borrower and its Restricted Subsidiaries immediately prior to such incurrence, issuance or assumption; provided that any such Debt or Disqualified Stock described in clause (x) or (y) shall not be secured by any assets or Persons other than those being acquired pursuant to, a Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more Vessels (and, for the avoidance of doubt, shall not be secured by any Vessel Collateral or other Collateral).

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of assets (or a combination thereof) used or useful in a Permitted Business between the Parent Borrower or any of its Restricted Subsidiaries and another Person; provided, that if the assets disposed of by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower in such transaction are Collateral, the assets received by the Parent Borrower or Restricted Subsidiary in such transaction shall become Collateral; provided further, that if such transaction involves the receipt by the Parent Borrower or any of its Restricted Subsidiaries of assets in the form of Vessels, for purposes of Section 9.08, the value of (and the consideration attributable to) the Vessel to be acquired by the Parent Borrower or any of its Restricted Subsidiaries shall be the Appraised Value thereof.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Parent Borrower’s common stock purchased by the Parent Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means the business of providing marine transportation or marine logistics services or other businesses reasonably complementary or reasonably related thereto (as determined in good faith by the Parent Borrower’s Board of Directors).

“Permitted Business Investments” means Investments by the Parent Borrower or any of its Restricted Subsidiaries in any Restricted Subsidiary of the Parent Borrower that is not a Loan Party, in any Unrestricted Subsidiary of the Parent Borrower or in any Joint Venture, provided that:

(i) such Investment consists of transfers (pursuant to one or more transactions) of (1) the Vessels set forth on Schedule 1.01(a) and any After-Acquired Vessels to the extent acquired with the proceeds of Vessels that do not constitute Collateral (and all Property reasonably related thereto) (collectively, the “Investment Entity Vessels”; provided that Vessel Collateral shall not also constitute Investment Entity Vessels), (2) any Equity Interests in any Person that owns no Property other than Investment Entity Vessels, (3) Equity Interests (other than Disqualified Stock) of the Parent Borrower, or (4) any combination of the foregoing;

(ii) if any such non-Loan Party Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture has outstanding Debt at the time of such Investment, either (a) all such Debt is Non-Recourse Debt or (b) any such Debt of such non-Loan Party Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture that is recourse to the Parent Borrower or any of its Restricted Subsidiaries (which shall include, without limitation, all Debt of such non-Loan Party, Unrestricted Subsidiary or Joint Venture for which the Parent Borrower or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Debt, by law or pursuant to any guarantee, including, without limitation, any “claw back,” “make-well” or “keep-well” arrangement) (x) could at the time such Investment is made, be incurred at that time by the Parent Borrower and its Restricted Subsidiaries under the Minimum Fixed Charge Coverage Ratio Test and (y) shall not be secured by any of the Collateral; and

(iii) any such non-Loan Party Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture is principally engaged in a Permitted Business.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means

(a) any Investment in the Parent Borrower (including, without limitation, any acquisition of the Loans by the Borrowers in accordance with Section 12.04(g)) or in another Loan Party,

(b) any Investment in Cash Equivalents,

(c) any Investment by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower in a Person if as a result of such Investment (i) such Person becomes a Loan Party or (ii) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, the Parent Borrower or another Loan Party (any such Investment, a “Permitted Acquisition”),

(d) any Investment (other than, in the case of clause (ii), Investments in the form of Specified Non-Cash Consideration) made as a result of the receipt of non-cash consideration from (i) a disposition of assets that does not constitute an Asset Sale or (ii) an Asset Sale; provided, that the aggregate Specified Value of Liquid Equity Securities permitted under this clause (d)(ii) shall be subject to the limitation set forth in clause (ii)(y) of Section 9.08,

(e) Permitted Business Investments,

(f) Investments in stock, obligations or securities received in settlement of any debts owing to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, in each case as to any debts owing to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower that arose in the ordinary course of business of the Parent Borrower or any such Restricted Subsidiary,

(g) any Investment in a Person to the extent such Investment was made or entered into in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent Borrower,

(h) Investments in a Person that is not a Loan Party; provided that (A) if such Investment is made with (x) Vessel Collateral (or Specified Equity Interests if as a result of such Investment the Lien on the applicable Vessel Collateral would be required to be released pursuant to the Loan Documents) or (y)(i) Effective Date Cash or (ii) any proceeds (directly or indirectly) of any Loans, then (1) 100% of the Equity Interests in such non-Loan Party owned by the Parent Borrower and its Restricted Subsidiaries shall be made subject to a first-priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, or (2) to the extent the Parent Borrower and its Restricted Subsidiaries are prohibited from pledging their Equity Interests in such non-Loan Party at the time of such Investment or if the provision of such pledge is impractical (in the reasonable business judgment of the Parent Borrower), all of the Equity Interests in such non-Loan Party shall be held by one or more Wholly-Owned Restricted Subsidiaries of Parent Borrower each of which is a Guarantor, (X) 100% of the Equity Interests in which are subject to a first-priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties and (Y) (i) which has granted a negative pledge in favor of the Secured Parties that prohibits other Liens on the Equity Interests owned by it in such non-Loan Party and (ii) which has agreed in favor of the Secured Parties not to incur any Debt (including any guarantee of any Debt) other than Debt incurred pursuant to Section 9.02(b)(i) (provided that any such Debt shall be payment subordinated to the Guarantee of the Indebtedness in form and substance acceptable to the Initial Lenders) and Section 9.02(b)(iv) (provided, that in the case of the preceding clause (A)(x), if substitute Vessel Collateral is provided in a Collateral Substitution Transaction as contemplated in Section 8.14(b), then (i) the requirements of the preceding clauses (1) and (2) shall be inapplicable and (ii) for purposes of calculating compliance with the basket set forth in clause (h)(B) below, the aggregate Investment in such non-Loan Party shall be reduced by an amount equal to the Specified Value of such substitute Vessel Collateral; provided that such reduction shall go into effect on the date that is 91 days after the date on which such substitute Vessel Collateral has been subject to a first priority perfected security interest in favor of the Collateral Agent in accordance with Section 8.14(b)), and (B) the aggregate amount of all outstanding Investments made pursuant to this clause (h) during the term of this Agreement (including, for the avoidance of doubt, any Investment of the type described in clause (b) of the definition of “Productive Assets”) shall not exceed (i) $250,000,000 minus (ii) the aggregate amount of repurchases of Equity Interests in the Parent Borrower made by the Parent Borrower or any of its Restricted Subsidiaries after the Effective Date in reliance on Section 9.01(b)(xiii); provided, that for purposes of the foregoing limitation, the amount of any Investment shall be the amount thereof at the time such Investment is originally made; provided further, that the Borrowers may make additional Investments of Vessel Collateral pursuant to this clause (h) (subject to the other requirements set forth in this clause (h)) in an aggregate amount not to exceed the aggregate amount of the Additional Vessel Collateral Value in effect at the applicable time (reduced by any prior usage thereof to make Investments of Vessel Collateral in accordance with this proviso),

(i) any Permitted Bond Hedge Transactions which constitute Investments, and

(j) intercompany loans, capital contributions and/or advances made to consummate a Foreign Vessel Reflagging Transaction.

Except as otherwise explicitly addressed in any exception to Section 9.01, for purposes of covenant compliance, the amount of any Investment at any time shall be (1) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents; provided, that if such Investment is made with Collateral or proceeds of Collateral, such cash or Cash Equivalents are received by a Loan Party in a deposit account or securities account, as applicable, that is subject to an Account Control Agreement.

“Permitted Leveraged Vessel Acquisition Transaction” mean any Leveraged Vessel Acquisition Transaction that meets the following conditions:

(i) no Vessel Collateral, Specified Equity Interests or proceeds of any of the foregoing is used, directly or indirectly, to finance any portion of the purchase price or other consideration payable by the Parent Borrower and its Restricted Subsidiaries for the applicable Vessel; and

(ii) if any Effective Date Cash or any proceeds of any Loans are used, directly or indirectly, to finance any portion of the purchase price or other consideration payable by the Parent Borrower and its Restricted Subsidiaries for the applicable Vessel, then:

(A) such Permitted Leveraged Vessel Acquisition Transaction shall be consummated by, and the applicable Vessel shall be owned by, a Wholly-Owned Restricted Subsidiary of the Parent Borrower that is (1) a Guarantor and that is not the Co-Borrower or (2) any entity that participates in such a transaction to the extent it constitutes an Investment permitted under clause (h) of the definition of “Permitted Investments” (such Wholly-Owned Restricted Subsidiary, the “Applicable Subsidiary”); and

(B) (1) 100% of the Equity Interests of the Applicable Subsidiary shall be subject to a first-priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, or (2) if the Applicable Subsidiary is a Foreign Subsidiary or Foreign Subsidiary Holding Company that is not also a Guarantor, (x) 65% of the Equity Interests in such Foreign Subsidiary or Foreign Subsidiary Holding Company shall be subject to a first-priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, (y) 100% of the Equity Interests of each Wholly-Owned Restricted Subsidiary of the Parent Borrower that directly owns the Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holding Company shall be subject to a first-priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties and (z) each Wholly-Owned Restricted Subsidiary of Parent Borrower that is a Guarantor and that has pledged its Equity Interests in such non-Loan Party pursuant to this clause (B)(2) shall grant a negative pledge in favor of the Secured Parties that prohibits other Liens on such Equity Interests owned by it.

“Permitted Liens” means

(a) Liens securing Debt incurred pursuant to Sections 9.02(b)(i), (ix) (provided, that such Liens shall not be (I) on any Vessel Collateral or (II) on any other Collateral other than on the acquired assets and the proceeds thereof) and (x) (but, in the case of clause (x), only to the extent (A) such Liens are solely on accounts receivable (and any cash, contracts and other assets incidental thereto) and the proceeds thereof that in each case constitute Collateral and (B) the Indebtedness is secured by a junior lien thereon),

(b) Liens existing on the Effective Date and set forth on Schedule 9.03,

(c) any interest or title of a lessor under an operating lease or precautionary liens on Property covered by leases,

(d) Liens on Property (other than on Vessel Collateral) of the Parent Borrower or any of its Restricted Subsidiaries to secure Debt incurred for the purpose of (i) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, completion of the acquisition of such Property or (ii) financing all or any part of the cost of construction, improvement or conversion of any such Property, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction, improvement or conversion of, such Property and such Liens shall not extend to any other Property of the Parent Borrower or a Restricted Subsidiary thereof (other than any accounts and contracts associated therewith, accessions thereto, and upgrades and proceeds thereof),

(e) Liens (other than on Vessel Collateral) securing the performance of tenders, bids, statutory obligations, surety, appeal, return-of-the-money or performance bonds, government contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business,

(f) Liens securing Permitted Refinancing Indebtedness with respect to any Debt secured by Liens referred to in clauses (a), (b) and (d) above and in this clause (f); provided that:

(i)	in the case of clauses (a) and (f) (in each case to the extent relating to Section 9.02(b)(i)), such Debt could have originally been incurred in accordance with such Section, and

(ii)	in the case of clauses (a), to the extent not relating to Section 9.02(b)(i), (b) and (d) above and this clause (f) (to the extent relating to clause (a) (to the extent not relating to Section 9.02(b)(i)), (b) and (d) above), such Liens do not extend to any other Property of the Parent Borrower or a Restricted Subsidiary thereof (other than any accounts and contracts associated therewith, accessions thereto, and upgrades and proceeds thereof)),

(g) [reserved],

(h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment has not been finally terminated or the period within which such proceeding may be initiated has not expired,

(i) Liens upon specific items of inventory or other goods and proceeds of the Parent Borrower or its Restricted Subsidiaries securing the Parent Borrower’s or any such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business,

(j) legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature,

(k)(1) Liens for Taxes not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, (2) “preferred maritime liens” as defined in 46 U.S. Code §31301 arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, and (3) shipyard Liens and other Liens arising by operation of law in the ordinary course of business in constructing, operating, maintaining and repairing the Vessels, for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, provided that in each of case (1), (2) and (3), such contest will, more likely than not, not result in (i) the sale, forfeiture, confiscation, distraint, seizure, or loss of any Vessel Collateral or any interest therein in the course of any such proceedings, or as a result of any such Lien or (ii) any materially adverse effect on the interests of any mortgagee under the Fleet Mortgage or other such mortgage or security, and

(l) Liens created pursuant to the Loan Documents securing the Indebtedness.

“Permitted Refinancing Indebtedness” means any Debt of the Parent Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus premium, if any, and accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans or the Loan Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans or the Loan Guarantees on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded, (d) a Junior Lien Representative acting on behalf of the holders of any Junior Lien Debt shall have become party to or otherwise subject to the provisions of the Junior Lien

Intercreditor Agreement and (e) such Debt is incurred either by the Parent Borrower or any of its Restricted Subsidiaries that is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary of the Parent Borrower may guarantee Permitted Refinancing Indebtedness incurred by the Borrowers, but only to the extent such Restricted Subsidiary was an obligor or guarantor of the Debt being extended, refinanced, renewed, replaced, defeased or refunded; provided, further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Loans, such guarantee shall be subordinated to such Restricted Subsidiary’s Loan Guarantee to at least the same extent.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Parent Borrower’s common stock sold by the Parent Borrower substantially concurrently with any purchase by the Parent Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, unincorporated organization, Governmental Authority or other entity.

“PIK Interest” means the interest that accrues and is added to the outstanding principal balance of the Loans in accordance with Section 3.02(f), which shall thereafter be deemed principal bearing interest in accordance with Section 3.02(a) or (b), as applicable, in each case subject to Section 3.02(c).

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by the Parent Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent Borrower or a Subsidiary or an ERISA Affiliate.

“Platform” has the meaning assigned such term in Section 12.14(b).

“Prime Rate” means the rate of interest per annum publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, including, without limitation, Consolidated EBITDA, Consolidated Fixed Charge Coverage Ratio, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Tangible Assets, and Senior Secured Leverage Ratio that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period of measurement in such test, financial ratio or covenant, without duplication: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all of the Equity Interests in any Subsidiary of Parent Borrower or any division, product line, or facility used for operations of Parent Borrower or any of its Subsidiaries made during the Test Period or subsequent to such Test Period and on or prior to the Calculation Date, shall be excluded, and (2) in the case of an acquisition of one or more Vessels or a Permitted Investment made during the Test Period or subsequent to such Test Period and on or prior to the Calculation Date, shall be included, (b) any incurrence, assumption, guarantee or Redemption of Debt by the Parent Borrower or any of its Restricted Subsidiaries in connection therewith (it being agreed that if such Debt has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination) subsequent to the commencement of the Test Period for which such test, financial ratio or covenant hereunder is being calculated but prior to the date on which the event occurred for which the calculation of such test, financial ratio or covenant hereunder is made (the “Calculation Date”); (c) any delivery to, or acquisition by, the Parent Borrower or any of its Restricted Subsidiaries or Joint Ventures of any newly constructed Vessel (or Vessels), whether constructed by the Parent Borrower or any of its Restricted Subsidiaries or Joint Ventures or otherwise or any reactivated Vessel that has been a Stacked Vessel for more than twelve (12) months (including, but not limited to, offshore supply vessels, offshore service vessels, multi-purpose support vessels, other construction vessels, crewboats, fast supply vessels, anchor handling and towing supply vessels, tankers, tugs and tank barges) usable in the normal course of business of the Parent Borrower or any of its Restricted Subsidiaries or Joint Ventures, that is (or are) subject to a Qualified Services Contract, (d) solely to the extent relating to or arising from a Permitted Acquisition or an acquisition of Vessels (or Equity Interests of a Person engaged in a Permitted Business), the amount of reasonably identifiable and factually supportable operating expense reductions and other expense synergies, including elimination of duplicative general and administrative expenses and the economic impact of the stacking of any acquired vessels, that are projected by the Borrowers in good faith to result from actions either taken or reasonably expected to be taken within 12 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions and (e) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time; provided, further, however, that (i) the Consolidated EBITDA attributable to discontinued operations and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date. For purposes of clause (c) of this definition, the amount of Consolidated EBITDA attributable to such Vessel (or Vessels) shall be calculated in good faith by a Responsible Officer of the Borrowers and shall include in the calculation of the Consolidated Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio the revenues to be earned pursuant to the Qualified Services Contract relating to such Vessel (or Vessels), taking into account, where applicable, only contractual minimum amounts, and the estimated expenses related thereto. Such estimated expenses shall be based on the expenses previously incurred by any reactivated Stacked Vessel or, in the case of a new Vessel (or Vessels), expenses of the most nearly comparable Vessel in such Person’s fleet or, if no such comparable Vessel exists, then on the industry average for expenses of comparable Vessels; provided, however, in determining the estimated expenses attributable to such new Vessel (or Vessels), the calculation shall give effect to the interest expense attributable to the incurrence, assumption or guarantee of any Debt relating to the construction, delivery, acquisition or reactivation of such Vessel (or Vessels) in accordance with clause (a) of this definition. Notwithstanding the foregoing, in any calculation of Consolidated Fixed Charge Coverage Ratio or Senior Secured Leverage Ratio based on the foregoing clause (c), the pro forma inclusion of Consolidated EBITDA attributable to such Qualified Services Contract for the Test Period shall be reduced by the actual Consolidated EBITDA from such Vessel (or Vessels) previously earned and accounted for in the actual results for the Test Period. Further, where such Qualified Services Contract is held by a Joint Venture, the pro forma inclusion of Consolidated EBITDA attributable to such Qualified Services Contract shall be reduced by a percentage equal to the percentage of such Joint Venture’s Equity Interests that is not owned by the Parent Borrower or any of its Restricted Subsidiaries as further adjusted in the manner provided in the immediately preceding sentence and such Consolidated EBITDA shall be further reduced to the extent that there is any contractual or legal prohibition on its distributions to the Parent Borrower or any of its Restricted Subsidiaries.

“Productive Assets” means (a) Vessels or equipment installed or intended for use in the ordinary course of business on Vessels or Equity Interests of any Person that owns Vessels that is acquired in a Permitted Acquisition; provided that, in each case such Vessels (including any Vessels owned by a Person the Equity Interests of which are acquired in a Permitted Acquisition), equipment and/or Equity Interests shall be made subject to a Lien securing the Indebtedness with the priority and perfection required under Section 8.14 of this Agreement or the applicable Security Instruments (it being understood that such priority shall be first priority, except with respect to Permitted Liens under clauses (a) (other than by reference to Section 9.02(b)(i)), (d) and (k) of the definition thereof) or (b) interests in any Joint Venture or Unrestricted Subsidiary engaged in a Permitted Business so long as, in the case of this clause (b), the Investment in such interests is permitted under clause (h) of the definition of “Permitted Investments” and the other applicable conditions set forth in such clause (h) are satisfied.

“Projections” has the meaning assigned such term in Section 7.12.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Public Lender” has the meaning assigned such term in Section 12.14(c).

“Qualified Services Contract” means, with respect to any newly constructed, substantially converted or substantially reconstructed offshore supply vessel or offshore service vessel (including, without limitation, any crew boat, fast supply vessel, multi-purpose support vessel (MPSV), other construction vessel and anchor-handling towing supply (AHTS) vessel, tug, double-hulled tank barge and double-hulled tanker or other complementary offshore marine vessel) delivered to the Parent Borrower or any of its Restricted Subsidiaries or Joint Ventures, or any such newly constructed, substantially converted or substantially reconstructed vessel constructed, converted or reconstructed for a third party and then acquired by the Parent Borrower or any of its Restricted Subsidiaries or Joint Ventures within 365 days of such vessel’s original delivery date, or any reactivated Vessel (whether previously owned or recently acquired, constructed or converted) that has been a Stacked Vessel for a period of more than twelve (12) months, a contract that a Responsible Officer of the Borrowers acting in good faith, designates as a “Qualified Services Contract”, which contract:

(a) provides for services to be performed by the Parent Borrower or one of its Restricted Subsidiaries or Joint Ventures involving the use of such vessel or a charter (bareboat or otherwise) of such vessel by the Parent Borrower or one of its Subsidiaries, in either case for a minimum period of at least 30 days; and

(b) provides for a fixed or minimum day rate or fixed or minimum volume or freight rates (including, if applicable, lay time and demurrage) for such vessel.

“Recipient” means (a) any Agent, and (b) any Lender, as applicable.

“Redemption” means with respect to any Debt, the refinancing, repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Rejection Notice” has the meaning assigned such term in Section 3.04(c)(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Replacement Indenture” means any indenture or loan agreement that may be entered into as a restatement, renewal, refinance or rearrangement of any of the Unsecured Indentures.

“Required Lenders” means, at any time while no Loans are outstanding, Lenders having more than fifty percent (50%) of the total Commitments; and at any time while any Loans are outstanding, Lenders holding more than fifty percent (50%) of the sum of (i) outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) the total outstanding Commitments. The Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administration authority having the authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chief financial officer, the principal accounting officer, the treasurer, the corporate finance director or the controller of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrowers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 9.01.

“Restricted Payments Basket” has the meaning set forth in Section 9.01.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolver Facility” means any customary revolving credit facility made available to the Parent Borrower and/or one or more of the Loan Parties on terms and conditions reasonably satisfactory to the Required Lenders, the availability under which is governed by a borrowing base that is based solely on accounts receivable and other assets incidental thereto.

“Revolver/Term Intercreditor Agreement” means a customary intercreditor agreement entered into by and among the Loan Parties, the Administrative Agent, the Collateral Agent, the Junior Lien Representative (if any) and a representative under the Revolver Facility, in form and substance reasonably acceptable to the Administrative Agent, the Collateral Agent and the Required Lenders (it being understood and agreed that in order to be acceptable to such parties the Secured Parties shall receive a second priority lien on the collateral under the Revolver Facility), as the same may be amended, supplemented, modified or restated in accordance with the terms thereof.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by, or owned 50 percent or more, directly or indirectly, by, any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Agents, the Lenders and each sub-agent pursuant to Section 11.05 appointed by any Agent with respect to matters relating to the Loan Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Instruments” means the Guaranty and Collateral Agreement, each Fleet Mortgage, the Revolver/Term Intercreditor Agreement, each Junior Lien Intercreditor Agreement and any and all other agreements now or hereafter executed and delivered by the Borrowers or any other Person as security for the payment or performance of the Indebtedness, as such agreements securing the Indebtedness may be amended, modified, supplemented or restated from time to time.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period. For the avoidance of doubt, Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Specified Equity Interests” has the meaning assigned such term in the definition of “Asset Sale”.

“Specified Foreign Subsidiary” has the meaning assigned such term in Section 8.14(a)(ii).

“Specified Non-Cash Consideration” has the meaning assigned such term in Section 9.08.

“Specified Qualified Appraisers” means (i) Dufour Laskay & Strouse, Inc., (ii) Fearnley Offshore, (iii) RS Platou, (iv) ODS-Petrodata, (v) Clarksons, (vi) Marcon International and (vii) each other Person that is an independent shipbroker and that is reasonably satisfactory to the Required Lenders.

“Specified Representations” shall mean the representations and warranties set forth in Sections 7.01(a), 7.02 (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Loan Documents), 7.03(b)(ii) (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Loan Documents), 7.08, 7.16 (other than clauses (c) and (d) thereof), 7.18, and 7.19.

“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset acquisition or sale, incurrence or Redemption of Debt, Restricted Payment, Subsidiary designation, or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Specified Value” means, subject in all cases to Section 1.06:

(a) with respect to any Existing Vessel, the Vessel Book Value thereof; provided, that (A) subject to the following clause (B), if the Vessel Book Value of any Existing Vessel is greater than $25,000,000, the Specified Value of such Existing Vessel shall instead be the Appraised Value thereof and (B) if the sum of (i) the aggregate Vessel Book Value of all Existing Vessels subject to Asset Sales (other than Events of Loss) pursuant to Section 9.08 following the Effective Date plus (ii) the aggregate Vessel Book Value of all After-Acquired Vessels subject to Asset Sales (other than Events of Loss) pursuant to Section 9.08 following the Effective Date exceeds $100,000,000 during any consecutive 36-month period, the Specified Value with respect to any Existing Vessel subject to any Asset Sale that occurs at any time on or following the date on which such $100,000,000 threshold is exceeded and during such 36-month period shall instead be the Appraised Value thereof; provided, further, however that, in the cases of the preceding clauses (A) and (B), if the Parent Borrower or other applicable Loan Party receives consideration for such Asset Sale in an amount equal to at least 80% of the Vessel Book Value of such Existing Vessel, then no Appraisal Report shall be required (and in such case the Specified Value of such Existing Vessel shall be deemed to be (i) for purposes of Section 9.08, the consideration received in connection therewith or (ii) for all other purposes, the Vessel Book Value thereof);

(b) with respect to any After-Acquired Vessel, the Vessel Book Value thereof; provided, that (A) subject to the following clause (B) if the Vessel Book Value of any After-Acquired Vessel (other than any Vessel set forth on Schedule 8.17) is greater than $25,000,000, the Specified Value of such After-Acquired Vessel shall instead be the Appraised Value thereof and (B) if the sum of (i) the aggregate Vessel Book Value of all After-Acquired Vessels subject to Asset Sales (other than Events of Loss) pursuant to Section 9.08 following the Effective Date plus (ii) the aggregate Vessel Book Value of all Existing Vessels subject to Asset Sales (other than Events of Loss) pursuant to Section 9.08 following the Effective Date exceeds $100,000,000 during any consecutive 36-month period, the Specified Value with respect to any After-Acquired Vessel subject to any Asset Sale that occurs at any time on or following the date on which such $100,000,000 threshold is exceeded and during such 36-month period shall instead be the Appraised Value thereof; provided, further, however that, in the cases of the preceding clauses (A) and (B), if the Parent Borrower or other applicable Loan Party receives consideration for such Asset Sale in an amount equal to at least 80% of the Vessel Book Value of such After-Acquired Vessel, then no Appraisal Report shall be required (and in such case the Specified Value of such After-Acquired Vessel shall be deemed to be (i) for purposes of Section 9.08, the consideration received in connection therewith or (ii) for all other purposes, the Vessel Book Value thereof);

(c) with respect to cash, the aggregate amount thereof;

(d) with respect to any Liquid Equity Securities, the market value thereof as determined by the average of the high and low trading prices on the applicable trading exchange on the relevant date of determination;

(e) except as provided in clause (f) below, with respect to any other Property or Investment, the fair market value of such Property or Investment at the time of the event requiring such determination, as determined in good faith by management or the Board of Directors of the Parent Borrower; and

(f) with respect to any Property or Investment, other than as covered in (a) through (e) above, in excess of $35,000,000, the fair market thereof as determined by a reputable investment bank or accounting or appraisal firm that is, in the judgment of the disinterested members of the Board of Directors of the Parent Borrower, qualified to perform the task for which such firm has been engaged and independent with respect to the Borrowers;

provided, that in the case of Specified Equity Interests, the Specified Value thereof shall be determined in accordance with clause (a) or (b) above, as applicable, mutatis mutandis.

Notwithstanding anything to the contrary, when calculating the Specified Value of any Vessel at any time, the aggregate principal amount of any Debt secured by a Lien on such Vessel at such time (other than (i) the Indebtedness and (ii) any Junior Lien Debt or any Permitted Refinancing Indebtedness in respect thereof that is secured by a Junior Lien on such Vessel) shall be deducted, to the extent such Debt has not already been deducted in the applicable calculation (including, without limitation, in the determination of the Appraised Value thereof).

“Stacked Vessel” means a Vessel that has been removed from service in the exercise of the Parent Borrower’s reasonable judgment consistent with reasonable business practices in light of the facts known at the time the decision was made (including, without limitation, operating costs and available marketing opportunities) or in the case of any After-Acquired Vessel (whether by acquiring the Vessel or the entity that owns such Vessel) that was stacked at the time of its acquisition or thereafter (including any period immediately prior to the acquisition of such After-Acquired Vessel that such After-Acquired Vessel was continuously stacked by its previous owner).

“Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, Redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof, but shall include any rights of the holders to require the obligor to repurchase such Debt at any particular date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent Borrower or one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of the Parent Borrower.

“Successor Company” has the meaning assigned such term in Section 9.04(a).

“Swap Termination Value” means, in respect of any Hedging Obligation, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined by the counterparties to such Hedging Obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower most recently ended on or prior to such date of determination and for which financial statements are internally available at the time of such determination.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by the Borrowers in connection with the Transactions, this Agreement, and the other Loan Documents, and the transactions contemplated hereby and thereby.

“Transactions” means, with respect to (a) the Borrowers, the execution, delivery and performance by the Borrowers of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the granting of Liens by the Borrowers on Collateral pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Collateral Agreement by such Guarantor, and the granting of Liens by such Guarantor on Collateral pursuant to the Security Instruments (for the avoidance of doubt, excluding Excluded Assets (as defined in the Guaranty and Collateral Agreement)).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” has the meaning set forth in the definition of “Lien”.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower that is designated by the Board of Directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 8.16 and any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Indentures” means the 2019 Convertible Senior Notes Indenture, the 2020 Senior Notes Indenture and the 2021 Senior Notes Indenture.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(ii)(B)(3).

“Vessel Book Value” means, with respect to any applicable Vessel, (i) if such Vessel is an Existing Vessel, the net book value thereof as included in the balance sheet of the Parent Borrower as of March 31, 2017 in accordance with GAAP and (ii) if such Vessel is an After-Acquired Vessel, the gross book value thereof that would be included in the balance sheet of the Parent Borrower as of the date such After-Acquired Vessel is acquired (or, in the case of any Vessel that is being constructed, as of the date such construction is completed and such Vessel is delivered) in accordance with GAAP.

“Vessel Collateral” means, collectively, any Vessels subject to Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, securing obligations of the Loan Parties under the Loan Documents and guaranties thereof; provided that the Vessels under construction set forth on Schedule 8.17, Item 3 shall be deemed to constitute Vessel Collateral notwithstanding that as of the Effective Date they are not subject to such a Lien securing the Indebtedness in favor of the Collateral Agent, for the benefit of the Lenders.

“Vessels” means marine vessels, and “Vessel” shall mean any of such Vessels.

“Voting Stock” of any Person as of any date means the Equity Interest of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Restricted Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares and Equity Interests held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or (b) any Restricted Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, directly or indirectly, owns the remaining Equity Interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a Wholly-Owned Restricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Parent Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (b) in relation to any other applicable Bail-In Legislation, (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time supplemented, restated, renewed, refinanced, modified, amended, extended for any period, increased and/or otherwise rearranged (subject to any restrictions on such supplements, restatements, renewals, refinances, modifications, amendments, extensions, increases and/or rearrangements as set forth in the Loan Documents),

(b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time,

(c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents),

(d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and

(f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent in writing that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn, such provision amended in accordance herewith.

(b) When calculating the availability under any basket or ratio hereunder, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Parent Borrower (which election shall be made, if at all, on the date the definitive agreements for such Limited Condition Acquisition are entered into), be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition, and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA or Consolidated Net Tangible Assets of the Parent Borrower or the target company for the applicable measurement period) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that if the Parent Borrower elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Debt and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and to be outstanding thereafter for purposes of calculating any baskets or ratios hereunder after the date of such agreement and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by the Parent Borrower, prior to the consummation thereof; provided, further that the foregoing shall be inapplicable to any determination under clause (h) of the definition of Permitted Investments.

Section 1.06 Valuation of Certain Investments and Restricted Payments.

Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of an Investment made or acquired following the Effective Date or any Restricted Payment made following the Effective Date, (a) the amount of any Investment so made or acquired or Restricted Payment made using the direct or indirect proceeds from the sale, transfer or other disposition of Vessel Collateral or Specified Equity Interests or using Vessel Collateral or Specified Equity Interests shall be deemed to equal (1) the Vessel Book Value of such Vessels so sold, transferred or otherwise disposed (whether directly or through the sale, transfer or other disposition of such Specified Equity Interests) that generated such proceeds or that were so sold, transferred or otherwise disposed (whether directly or through the sale, transfer or other disposition of such Specified Equity Interests), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents; provided, that if such Investment is made with Collateral or proceeds of Collateral, such cash or Cash Equivalents are received by a Loan Party in a deposit account or securities account, as applicable, that is subject to an Account Control Agreement by a Loan Party in a deposit account or securities account, as applicable, that is subject to an Account Control Agreement and (b) for purposes of any determination described in the preceding clause (a), proceeds shall be deemed applied to Investments or Restricted Payments first with the earliest proceeds received from any disposition of Vessel Collateral (or Specified Equity Interests in respect thereof), with the effect being that the first proceeds applied shall be deemed attributable to (and shall be based on the Vessel Book Value of) the Vessel (or Specified Equity Interests in respect thereof) first disposed, before being deemed attributable to any subsequently disposed Vessel (or Specified Equity Interests in respect thereof).

ARTICLE II

The Commitments

Section 2.01 Commitments. Subject to the terms and conditions set forth herein and, with respect to the Exchanged Loans, the Note Purchase Agreements, each Lender agrees to make Loans to the Borrowers (on a joint and several basis) on the Effective Date as provided in Section 2.02 below and no more than five (5) additional times during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments. Any amounts paid or prepaid in respect of the Loans may not be reborrowed. The aggregate amount of the Commitments on the Effective Date is $300,000,000. Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each Loan to be made hereunder (other than the Exchanged Loans (as defined below), any amount of Loans for PIK Interest and Incremental Term Loans) shall be equal to 98.00% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan shall be the “initial” principal amount of such Loan and deemed outstanding on the Effective Date and the Borrowers shall be obligated, jointly and severally, to repay 100% of the principal amount of each such Loan as provided hereunder).

Notwithstanding the foregoing, the Borrowers shall request Borrowings of Loans (other than Exchanged Loans) in cumulative aggregate amounts, no later than each of the dates set forth below (and, with respect to any Borrowing after the Effective Date, no earlier than the date that the Borrowers have complied with items (1), (2), (4) and (5) set forth in Schedule 8.17), at least equal to the minimum amounts set forth opposite such date:

Date	Amount
On the Effective Date	$1,000,000
No later than December 31, 2017	$68,000,000
No later than December 31, 2018	$136,000,000
No later than September 1, 2019	$204,678,000

Section 2.02 Effective Date Mechanics. The Borrowers agree that each Lender’s obligation to make a Loan to the Borrowers as provided hereunder on the Effective Date, except as specifically provided in Section 2.01, shall be satisfied in part by the deemed delivery by such Lender of 100% of the proceeds of such Lender’s Loans to the Note Sellers as specified in the applicable Borrowing Request in satisfaction of payment of the purchase price owed to such Note Sellers under the Note Purchase Agreements (such Loans, the “Exchanged Loans”). The Borrowers hereby direct each Lender to so deliver the proceeds of the Exchanged Loans.

Section 2.03 Borrowings; Several Obligations. Each Loan made shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such domestic or foreign branch or Affiliate will be subject to the requirements under Section 5.03(g).

(b) Notes. Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns, substantially in the form of Exhibit A (with a copy to the Administrative Agent) dated (i) the Effective Date or (ii) the effective date of an Assignment pursuant to Section 12.04(b), in a principal amount equal to its Commitment as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.04(b); provided that promissory notes requested in amounts less than $1,000,000 shall require the consent of the Parent Borrower, such consent not to be unreasonably withheld or delayed. The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and maintained in accordance with its usual practice. Failure to make such recordation shall not affect any Lender’s or the Borrowers’ rights or obligations in respect of such Loans. In the event that one or more Notes shall be issued after the Effective Date, it shall not be necessary to tender or present any such Note to the Administrative Agent for any payment hereunder, including on the Maturity Date.

(c) Requests for Borrowings. To request a Borrowing, the Borrowers shall deliver to the Administrative Agent, for distribution to the Lenders, a written Borrowing Request in substantially the form of Exhibit B-1 and signed by the Borrowers (A) in the case of a Eurodollar Borrowing (other than Exchanged Loans), not later than 12:00 p.m., Eastern time, ten Business Days (or, in the case of the initial Borrowing hereunder on the Effective Date, two Business Days) before the date of the proposed Borrowing, (B) in the case of an ABR Borrowing (other than Exchanged Loans), not later than 12:00 p.m., Eastern time, ten Business Days (or, in the case of the initial Borrowing hereunder on the Effective Date, two Business Days) before the date of the proposed Borrowing or (C) in the case of a Borrowing of Exchanged Loans, not later than 12:00 p.m., Eastern time, on the Effective Date. Each such Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the wire instructions of the account to which funds are to be disbursed; and

(vi) with respect to the Loans to be made on the Effective Date, the Note Sellers to whom the proceeds of the Loans will be deemed to be delivered (which, in the case of each Initial Lender, shall be the Note Sellers specified for such Lender on its signature page hereto).

Each Borrowing (other than Exchanged Loans) shall be in an aggregate amount that is an integral multiple of $1,000,000 or such lesser amount equal to the remaining Commitment. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Subject to clause (b) below, each conversion or continuation shall be made by giving the Administrative Agent (x) in the case of a conversion or continuation into a Eurodollar Loan, at least three Business Days’ prior written notice, and (y) in the case of a conversion into Base Rate Loans, at least one Business Day’s prior written notice.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrowers shall deliver an Interest Election Request in substantially the form of Exhibit C and signed by the Borrowers to the Administrative Agent at least three Business Days prior to such election.

(c) Information in Interest Election Requests. Each Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default. If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account designated by the Borrowers in the applicable Borrowing Request, which shall be an account of a Borrower. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner; provided, that without limiting the provisions of Section 12.19, the Parent Borrower hereby agrees and directs that all Loans funded hereunder shall be funded to the Co-Borrower to an account specified by the Co-Borrower.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.05(a) and may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if such Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06 Termination and Reduction of Commitments.

(a) Scheduled Termination of Commitments. Upon the making of each Loan hereunder (including any Exchanged Loan), an equal amount of the Commitment shall terminate on the date of such Borrowing. Without limiting the foregoing, the Commitments shall be automatically reduced to $136,000,000 on the tenth Business Day following December 31, 2017 and to $68,000,000 on the tenth Business Day following December 31, 2018, in each case to the extent that the Commitments as of such date (after giving effect to any Loans made on such date) exceed such amount. Unless previously terminated in full, all unused Commitments shall terminate on the last Business Day of the Availability Period. Any Incremental Term Commitment shall terminate as set forth in the applicable Increase Joinder.

(b) Optional Termination and Reduction of Commitments.

(i) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000.

(ii) The Parent Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of a Change in Control, in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage; provided that if any Lender is a Defaulting Lender at such time as the Parent Borrower elects to terminate or reduce the Commitments hereunder, the Parent Borrower may (in its discretion) apply all or any portion of the Commitments to be reduced, to the Commitment of any one or more Defaulting Lenders specified by the Parent Borrower before applying any remaining reduction to all Lenders.

Section 2.07 Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 5.01 or 5.03, (b) fails to vote in favor of any measure requiring the affirmative vote of one hundred percent (100%) of the Lenders or all affected Lenders (and such measure has otherwise received an affirmative vote by the Required Lenders) or (c) is a Defaulting Lender, with any Person that meets the requirements to be an assignee under Section 12.04; provided that

(i) such replacement does not conflict with any Governmental Requirement,

(ii) no Event of Default shall have occurred and be continuing at the time of such replacement that has not been waived in accordance with the terms hereof,

(iii) prior to any such replacement, such Lender shall have taken no action under Section 5.04 so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.01 or 5.03(a),

(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement,

(v) the Borrowers shall be liable to such replaced Lender under Section 5.02 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,

(vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.04 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein),

(vii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 5.01 or 5.03(a), as the case may be, and

(viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 2.08 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder (including any legal fees and expenses); second, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Parent Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any prepayment premium pursuant to Section 3.04(d) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to the Defaulting Lender).

Section 2.09 Incremental Term Loans.

(a) The Borrowers may, by written notice (each, an “Incremental Request”) to Administrative Agent from time to time (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), request the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment”) in an amount not to exceed the Incremental Amount from Lenders or additional banks, financial institutions or other institutional lenders as provided below. Each such notice shall specify (i) the amount of the Incremental Term Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Amount), and (ii) the date (each, an “Increase Effective Date”) on which the Borrowers propose that the Incremental Term Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent.

(b) The Incremental Term Commitments shall become effective as of the Increase Effective Date; provided that:

(i) no Lender shall be obligated to provide any Incremental Term Commitment unless it shall have separately agreed to do so, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender;

(ii) the creation or provision of any Incremental Term Commitment or Incremental Term Loan shall require the approval of each Initial Lender in its sole discretion (which approval shall be separate and distinct from such Lender’s discretionary right to agree to provide any portion of any Incremental Term Commitment and any such approval of the Borrowers’ incurrence of any Incremental Term Commitment shall not, in and of itself, require or imply that such Lender agrees to provide any portion of such Incremental Term Commitment);

(iii) (x) if the proceeds of such Incremental Term Loans are being used to finance a Limited Condition Acquisition permitted hereunder, no Event of Default under Section 10.01(a), 10.01(b), 10.01(h) or 10.01(i) shall have occurred and be continuing or would exist after giving effect to such Incremental Term Commitments or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Term Commitments; and

(iv) after giving effect to such Incremental Term Commitments, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of materiality) on and as of the Increase Effective Date with the same effect as though such representations and warranties had been made on and as of such; provided that to the extent that a representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or period, as the case may be; provided further, that, if the proceeds of any Incremental Term Commitments are being used to finance a Limited Condition Acquisition permitted hereunder, (x) the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and the representations and warranties in the relevant acquisition agreement the breach of which would permit the buyer to terminate its obligations thereunder or decline to consummate such Limited Condition Acquisition and (y) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Limited Condition Acquisition.

(c) The terms and provisions of the Loans made pursuant to Incremental Term Commitments shall be as follows:

(i) terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Loans (it being understood that Incremental Term Loans may be a part of the Loans) except as to maturity and amortization (which shall be subject to the following clauses (ii) and (iii));

(ii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then existing Loans; and

(iii) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Latest Maturity Date then in effect.

(d) Incremental Term Commitments may be provided by any Lender or any other Person (such other Person, an “Additional Lender”); provided that, each Initial Lender (in its sole discretion) shall have consented to such Additional Lender’s providing such Incremental Term Commitments; provided, that (subject to Section 2.09(b)(ii)) the opportunity to commit to provide all or a portion of any Incremental Term Commitments shall be offered by the Borrowers first to the then-existing Lenders on a pro rata basis and, to the extent any of such existing Lenders have not agreed or declined to provide any portion of such Incremental Term Commitments, after being provided a bona fide opportunity to do so, the other existing Lenders shall be provided an opportunity to provide all or any portion of such declined portion and to the extent any portion of the Incremental Term Commitments are not accepted by the then existing Lenders, the Borrowers may then offer such opportunity to Additional Lenders.

(e) The Incremental Term Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, Administrative Agent, each Initial Lender (in its sole discretion), each increasing Lender and each Additional Lender, in form and substance reasonably satisfactory to each of them; provided that, in the event the Administrative Agent shall not have received a fully executed Increase Joinder on or before the date that is 20 Business Days after the date on which the associated Incremental Request was delivered to Administrative Agent then such Incremental Request shall be deemed to have been revoked. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans made pursuant to Incremental Term Commitments made pursuant to this Agreement.

(f) Unless otherwise agreed in the applicable Increase Joinder, on any Increase Effective Date on which new Commitments for Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Loan to the Borrowers in an amount equal to its new Commitment.

(g) The Loans and Commitments established pursuant to Section 2.09 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and Collateral Agreement and the security interests created by the other Security Instruments, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Lenders to ensure and/or demonstrate that the Lien and security interests granted hereby and by the other Security Instruments continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of Loans or any such new Commitments.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default. Notwithstanding the foregoing, if an Event of Default under Sections 10.01(a), (b), (h) or (i) has occurred and is continuing, then all Loans outstanding hereunder shall bear interest from and after the date of such Event of Default, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the then applicable rate of interest accruing on such Loan as provided in Sections 3.02(a) and (b), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date and, except as expressly set forth in Section 3.02(f) shall be payable entirely in cash; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

(f) Interest Paid in Kind.

(i) Except as expressly set forth in this Section 3.02(f), interest on each Loan shall be payable entirely in cash (such interest, “Cash Interest”). In lieu of paying Cash Interest, at the Parent Borrower’s option and upon written notice to the Administrative Agent delivered to the Administrative Agent at least five (5) Business Days prior to the Interest Payment Date (which shall deliver such notice to each Lender), at least 300 basis points of the Applicable Margin with respect to such accrued interest shall be Cash Interest and the remaining accrued interest may instead be PIK Interest. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of Loans refers to the original face amount of the Loans, less where applicable any previous principal payments, plus any increase in the principal amount of the outstanding Loans as a result of payments of PIK Interest. The entire unpaid balance of principal resulting from all PIK Interest shall be immediately due and payable in full in immediately available funds on the Maturity Date.

(ii) Notwithstanding any other provision of this Agreement, on any Interest Payment Date on or after any accrual period that ends after the date that is five years after the Effective Date, the Borrowers shall also pay a minimum amount of accrued and unpaid interest on the Loan (including any PIK Interest) in cash as shall be necessary to ensure that the Loan shall not be considered “applicable high yield discount obligations” (“AHYDOs”) within the meaning of Section 163(i) of the Code, or any successor provision. If definitive guidance is published by the Internal Revenue Service clarifying the application of the AHYDO rules in such a way that would require lesser payments than those described in the preceding paragraph, the amounts of the required payments shall be reduced or eliminated to the greatest extent that would permit the Loans to be exempt from treatment as AHYDOs under such guidance.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b), and subject to the premiums set forth in Section 3.04(d); provided, that the premiums set forth in Section 3.04(d) shall be inapplicable to prepayments made under this Section 3.04(a) that are described in clause (A), (C), (D) or (E) of the proviso to Section 9.01(a).

(b) Notice and Terms of Optional Prepayment. The Parent Borrower shall notify the Administrative Agent by delivery of a notice of prepayment in the form of Exhibit B-2 hereto (“Notice of Prepayment”) executed by a Responsible Officer of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Eastern time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Eastern time, two Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a Notice of Prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such Notice of Prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b), but the Borrowers shall be responsible for any break funding payments pursuant to Section 5.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and the prepayment premium required by Section 3.04(d). Each prepayment hereunder shall be in an amount that is an integral multiple of $1,000,000 (or such lesser amount or integral to repay a Borrowing in full).

(c) Mandatory Prepayments.

(i) Excess Proceeds from Asset Sales. Not later than 10 Business Days following each date on which the aggregate amount of Excess Proceeds exceeds $20,000,000, the Parent Borrower shall deliver an offer to the Administrative Agent (which shall furnish such offer pro rata (based on the amount of principal of the outstanding Loans) to each Lender) to prepay the Loans of the Lenders in an aggregate principal amount equal to the amount of such Excess Proceeds, which prepayment shall be made in cash at par plus accrued and unpaid interest (if any) (which prepayment, for the avoidance of doubt, shall be made without any premium or call protection) to the date of such prepayment (each such offer, an “Excess Proceeds Offer”). Each Lender may decline all but not less than all of its pro rata share of any Excess Proceeds Offer (any such amounts not accepted, the “Declined Amounts”) by providing written notice (a “Rejection Notice”) to the Administrative Agent and the Parent Borrower no later than 5:00 p.m., Eastern time, ten Business Days after the date of delivery of such Excess Proceeds Offer. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time period specified above, such Lender shall be deemed to have accepted such Excess Proceeds Offer. The Borrowers shall prepay all Loans required to be prepaid by it under this Section 3.04(c)(i) no later than five Business Days after expiration of the time period specified above. Any Declined Amounts shall no longer be subject to this Section 3.04(c)(i) and may be used by the Parent Borrower or any of its Restricted Subsidiaries in any manner not prohibited by this Agreement. If the aggregate principal amount of Loans requested to be repaid exceeds the aggregate amount to be repaid by the Borrowers pursuant to this Section 3.04(c)(i) the Administrative Agent shall apply the amounts to be repaid by the Borrowers to the Loans requested to be repaid on a pro rata basis based on the principal amount of such Loans.

(ii) Change in Control; Mandatory Commitment Reduction. Within 30 days following any Change in Control, the Parent Borrower shall deliver to the Administrative Agent an offer to each Lender (each such offer, a “Change in Control Offer”) to prepay all of such Lender’s Loans then outstanding, which offer the Administrative Agent shall furnish to all of the Lenders, at an offer price in cash at par plus accrued and unpaid interest (if any) (which prepayment, for the avoidance of doubt, shall be made without any premium or call protection) to the date of such prepayment. Each Lender may decline all but not less than all of its pro rata share of any Change in Control Offer by providing a Rejection Notice to the Administrative Agent and the Parent Borrower no later than 5:00 p.m., Eastern time, ten Business Days after the date of delivery of the Change in Control Offer. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time period specified above, such Lender will be deemed to have accepted such Change in Control Offer. The Commitment of any Lender that does not deliver a Rejection Notice within the time period specified above shall be automatically reduced to $0. The Borrowers shall prepay all Loans required to be prepaid by it under this Section 3.04(c)(ii) no later than 15 days after expiration of the time period specified above for acceptance by the Lenders of the Change in Control Offer (such date, the “Change in Control Payment Date”).

(d) Prepayment Premium. In the event all or any portion of the Loans are prepaid, repaid, repriced or effectively refinanced through any amendment of the Loans or accelerated for any reason prior to the second anniversary of the Effective Date but other than mandatory prepayments pursuant to Section 3.04(c) or prepayments made under Section 3.04(a) that are described in clauses (A), (C), (D) or (E) in the proviso to Section 9.01 (a), such prepayments, repayments, repricings or acceleration will be made at (i) 102.0% of the amount repaid, repriced or accelerated if such repayment, repricing or acceleration occurs on or prior to the first anniversary of the Effective Date, and (ii) 101.0% of the amount prepaid, repaid, repriced or accelerated if such prepayment, repayment, repricing or acceleration occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date.

Section 3.05 Fees.

(a) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent in the applicable Fee Letter.

(b) Other Fees. The Borrowers agree to pay to the Lenders as of the Effective Date (or such other Lenders as set forth in the applicable Fee Letter), fees payable in the amounts and at the times separately agreed upon between the Borrowers and such Lenders in the applicable Fee Letter.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing Set-offs

Section 4.01 Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrowers. The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 p.m., Eastern time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate Recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder (plus any fees and expenses owed to the Administrative Agent), pro rata among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.01, 5.02, 5.03 or 12.03) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(B) the provisions of this Section 4.01(c) shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent Borrower or any of its Subsidiaries (except if such assignment is pursuant to Section 12.04(g), as to which the provisions of this Section 4.01(c) shall not apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrowers. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may (but shall have no obligation to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a) or Section 4.02 then the Administrative Agent may (notwithstanding any contrary provision hereof) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient in accordance with Section 5.01(c), the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request of such Lender in accordance with Section 5.01(c), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) together with reasonable supporting documentation shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lenders to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender requesting a reimbursement for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03 Taxes.

(a) For purposes of this Section 5.03, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. The Borrowers shall cause any and all payments by or on account of any obligation of any Loan Party under any Loan Document to be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. The Borrowers shall, and shall cause the other Loan Parties to, pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification. The Borrowers shall, and shall cause the other Loan Parties to, jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Recipient as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall (or the Borrowers shall cause such Loan Party to) deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing any payment of Indemnified Taxes by such Loan Party to a Governmental Authority, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c) (3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) The Administrative Agent (and any assignee or successor) will deliver, to the Borrowers, on or prior to the Effective Date (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts the Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, whichever is applicable, and in each case of (i) and (ii), with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Mitigation Obligations. If any Lender requests compensation under Section 5.01, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrowers and the

Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrowers and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 or the last paragraph of this Section 6.01):

(a) The Administrative Agent and the Lenders shall have received all commitment, facility and agency fees and all other fees, expenses and amounts due and payable on or prior to the Effective Date (including legal fees and expenses), including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(b) The Administrative Agent and the Initial Lenders shall have received a certificate of the secretary or an assistant secretary of each Borrower and each Guarantor setting forth (i) resolutions of its board of directors, members or partners with respect to the authorization of such Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which such Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of such Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Parent Borrower to the contrary.

(c) The Administrative Agent and the Initial Lenders shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Borrower and each Guarantor from their jurisdiction of organization.

(d) The Administrative Agent and the Initial Lenders shall have received a closing certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e) The Administrative Agent and the Initial Lenders shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent and the Initial Lenders shall have received copies of duly executed Notes payable to each Initial Lender that has requested a Note in a principal amount equal to its respective Commitment dated as of the date hereof.

(g) The Administrative Agent and the Initial Lenders shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments. In connection with the execution and delivery of the Security Instruments, the Initial Lenders shall be satisfied that the Security Instruments create first priority, perfected Liens, subject only to Permitted Liens.

(h) The Administrative Agent and the Initial Lenders shall have received (i) an opinion of Latham & Watkins LLP, special counsel to the Borrowers and the Guarantors and (ii) an opinion of Winstead PC, special collateral counsel to the Borrowers and the Guarantors, each in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders.

(i) The Administrative Agent and the Initial Lenders shall have received a certificate of insurance coverage of the Parent Borrower evidencing that the Parent Borrower and the Subsidiaries are carrying insurance in accordance with Section 7.13.

(j) The Administrative Agent and the Initial Lenders shall have received appropriate UCC search results, vessel title abstracts from the National Vessel Documentation Center or other relevant search certificates reflecting no prior Liens (other than in favor of the Collateral Agent or the trustee/mortgagee, as the case may be) encumbering the Vessel Collateral in each of the jurisdictions or offices in which UCC financing statements and the National Vessel Documentation Center should be made to evidence perfected security interests in all Vessel Collateral, other than those being released prior to the Effective Date or Liens permitted by Section 9.03.

(k) Arrangements satisfactory to the Initial Lenders shall have been made to have the Fleet Mortgage duly submitted for recordation to the National Vessel Documentation Center on or promptly following the Effective Date.

(l) The Administrative Agent and the Initial Lenders shall have received a certificate of a Responsible Officer of the Borrowers certifying that the Borrowers have received all consents and approvals required by Section 7.03.

(m) The Administrative Agent and the Initial Lenders shall have received a solvency certificate from a Responsible Officer of the Parent Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming the solvency of the Parent Borrower, the Co-Borrower and the Guarantors, taken as a whole, after giving effect to those aspects of the Transactions applicable at the Effective Date.

(n) The Borrowers shall have (i) sent funds to the Administrative Agent and (ii) provided a direction letter to the Administrative Agent, both relating to certain payments due to the Initial Lenders on the Effective Date. Upon receipt of both (i) and (ii), the Administrative Agent shall make the disbursements outlined in the direction letter.

(o) (x) Each of the Note Purchase Agreements from each of the Lenders party to this Agreement shall have become effective and (y) the Administrative Agent and the Lenders shall have received a certificate from a Responsible Officer of the Parent Borrower certifying that the conditions precedent set forth in Section 5 of each Note Purchase Agreement have been satisfied.

(p) The Administrative Agent and the Initial Lenders shall have received evidence that the Existing Credit Agreement has been or concurrently with the Effective Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Effective Date are being released.

(q) The Administrative Agent shall have received all documentation and other information about the Borrowers and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least three (3) Business Days prior to the Effective Date.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless all of the foregoing conditions are satisfied (or waived pursuant to Section 12.02 or deemed waived and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time); provided that upon the funding of the initial Loans hereunder, the foregoing conditions in this Section 6.01 shall be deemed satisfied.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding, but excluding any conversion or continuation pursuant to Section 2.04), is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrowers and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that with respect to any Borrowings following the Effective Date, such representations and warranties shall be limited to (i) the Specified Representations (other than Section 7.19) and (ii) the representations and warranties set forth in Sections 7.03(c) and 7.03(d).

(c) Immediately after giving effect to such Borrowing, Available Liquidity as of the last day of the most recently ended fiscal quarter shall not be less than the Minimum Liquidity Amount.

(d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Section 6.02(a), (b) and (c).

ARTICLE VII

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and each Lender that:

Section 7.01 Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its Property and to carry on its business as now conducted, and (b) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Borrower’s and each Guarantor’s limited liability company, corporate or partnership powers and have been duly authorized by all necessary limited liability company or corporate and, if required, member, or shareholder action. Each Loan Document to which such Borrower or a Guarantor is a party has been duly executed and delivered by such Borrower or such Guarantor and constitutes a legal, valid and binding obligation of such Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners or shareholders of the Borrowers, the Guarantors or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required thereby or by this Agreement, (b) will not violate (i) any applicable law or regulation, (ii) the Organizational Documents of the Borrowers, the Guarantors or any Restricted Subsidiary of the Parent Borrower or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness binding upon the Borrowers or any Restricted Subsidiary of the Parent Borrower or their Properties, or give rise to a right thereunder to require any material payment to be made by the Borrowers or such Restricted Subsidiary of the Parent Borrower and (d) will not result in the creation or imposition of any Lien on any Property of the Borrowers or any Restricted Subsidiary of the Parent Borrower (other than the Liens created by the Loan Documents).

Section 7.04 Financial Statements; No Material Adverse Change.

(a) The Parent Borrower has heretofore made publicly available its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2016, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2017, certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2016, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) None of the Parent Borrower or any of its Restricted Subsidiaries has any material Funded Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for those arising with respect to the Transactions, those arising under the Unsecured Indentures and those included or otherwise disclosed in the financial statements or other written materials delivered to the Administrative Agent or otherwise made publicly available (including pursuant to filings with the SEC).

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any of its Restricted Subsidiaries or any of their Properties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b) Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that has resulted in, or could reasonably be expected to have, Material Adverse Effect.

Section 7.06 Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a) Neither any Property of the Parent Borrower or any of its Restricted Subsidiaries nor any operations conducted by the Parent Borrower or any of its Restricted Subsidiaries violate or has violated any Environmental Laws.

(b) Neither any Property of the Parent Borrower or any of its Restricted Subsidiaries nor the operations conducted thereon or, to the knowledge of the Parent Borrower, any prior owner or operator of such Property or operation, are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations or other liabilities under Environmental Laws.

(c) All notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent Borrower and each of its Restricted Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a Hazardous Material into the environment, have been duly obtained or filed, and the Parent Borrower and each of its Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) All Hazardous Material, if any, generated by the Parent Borrower or any of its Restricted Subsidiaries or by any other Person at any and all Property of the Parent Borrower or any of its Restricted Subsidiaries, has been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Parent Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority pursuant to any Environmental Laws.

(e) The Parent Borrower has no knowledge that any Hazardous Materials are now located on or in the Vessels, or that any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, the Vessels or any part thereof, except for such Hazardous Materials that may have been placed, held, or located on the Vessels in accordance with and otherwise not in violation of or in a manner reasonably likely to give rise to liability under Environmental Laws.

(f) To the extent applicable under OPA, all Property of the Parent Borrower and each of its Restricted Subsidiaries currently satisfies all requirements imposed by OPA and, except as set forth on Schedule 7.06(f), the Parent Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with OPA requirements during the term of this Agreement.

(g) To the knowledge of the Parent Borrower, there has been no exposure of any Person or Property to any Hazardous Materials in connection with any Property or operation of the Parent Borrower or any Subsidiary that could reasonably be expected to form the basis of a claim for damages or compensation.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) The Parent Borrower and each of its Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Parent Borrower or any of its Restricted Subsidiaries to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Parent Borrower or any such Restricted Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Parent Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Anti-Terrorism Laws and Sanctions.

(a) No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party or any Subsidiary of any Loan Party is in violation of any Anti-Terrorism Law or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Sanctions.

(b) No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party or any Subsidiary of any Loan Party acting or benefiting in any capacity in connection with the Loans, the Transactions or the other transactions hereunder, is a Sanctioned Person.

(c) No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person.

(d) The Parent Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries and their respective directors, officers, agents and employees with Sanctions and Anti-Terrorism Laws in all respects.

Section 7.10 Taxes. Each of the Parent Borrower and its Restricted Subsidiaries has timely filed (including any available extension) or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate accruals in accordance with GAAP (to the extent such accrual may be set up under GAAP) or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges and accruals on the books of the Parent Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent Borrower, adequate.

Section 7.11 ERISA.

(a) The Parent Borrower, its Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has been or is expected by the Parent Borrower, any such Restricted Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur.

(e) Full payment when due has been made of all material amounts which the Parent Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have been paid as contributions to such Plan, and no waived funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), which could reasonably be expected to have a Material Adverse Effect, exists with respect to any Plan. The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Parent Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by a material amount, and the sum of such excesses for all such Plans is not material. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(f) None of the Parent Borrower, its Restricted Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g) None of the Parent Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan that, when taken together with all other such contribution obligations and liabilities, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.12 Disclosure; No Material Misstatements. None of the written reports, financial statements, certificates or other written information (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) furnished or otherwise made available by the Borrowers or any Restricted Subsidiary of the Parent Borrower to the Administrative Agent or any of its Affiliates in connection with the negotiation or performance of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished or made available) when considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date such information is furnished or made available. All financial projections concerning the Parent Borrower and its Restricted Subsidiaries, that have been furnished or otherwise made available by or on behalf of the Parent Borrower to the Administrative Agent or any of its Affiliates in connection with the negotiation or performance of this Agreement or any other Loan Document (the “Projections”) have been prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time made available to such Persons, it being understood that actual results may vary materially from the Projections. For the avoidance of doubt, it is understood that the Administrative Agent shall have no duty to examine or investigate any written reports, financial statements, certificates or other written information delivered by the Parent Borrower pursuant to this Article VII.

Section 7.13 Insurance. The Parent Borrower has, and has caused its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements, all material agreements and all other Loan Documents (including, but not limited to, the Fleet Mortgage) and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are reasonably consistent with other companies in the industry performing the same or a similar business for the assets and operations of the Parent Borrower and its Restricted Subsidiaries. The Administrative Agent or the Collateral Agent, as the case may be, and the Lenders have been named in a manner such that they are afforded the stature of additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Vessel Collateral loss insurance.

Section 7.14 Subsidiaries. As of the Effective Date, except as set forth on Schedule 7.14, the Parent Borrower has no Subsidiaries. The owner and percentage of ownership of each Subsidiary as of the Effective Date is set forth on such schedule.

Section 7.15 Location of Business and Offices. As of the Effective Date, the Parent Borrower’s and each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15.

Section 7.16 Properties; Titles, Etc.

(a) The relevant Loan Parties have good title to all of the Vessel Collateral, free and clear of all Liens except (i) Liens pursuant to the Loan Documents and the Junior Lien Documents (if any), (ii) Permitted Liens of the type permitted under clauses (a), (d) and (k) of the definition thereof and (iii) Liens being released on the Effective Date. Set forth on Schedule 8.14 hereto is a complete and accurate list of all Vessel Collateral owned by each Loan Party as of the Effective Date and to be subject to the Fleet Mortgage on the Effective Date; as of the Effective Date all Vessel Collateral is duly documented in the name of the applicable Loan Party as shipowner under the laws and flag of the United States and, except as set forth on Schedule 7.16, eligible to operate in the coastwise trade of the United States. Each Loan Party that owns Vessel Collateral is (i) if such Vessel Collateral is one or more Vessels registered under the laws and flag of the United States, a citizen of the United States within the meaning of Section 2(c) of the Shipping Act, 1916, as amended (46 U.S.C. § 50501), eligible to own and operate vessels in the coastwise trade of the United States, or (ii) eligible to own and operate vessels in whatever jurisdiction and trade the Vessel Collateral is qualified, as applicable.

(b) Except as otherwise permitted under the Loan Documents including the last sentence of this Section 7.16(b), all filings and other actions on behalf of the Parent Borrower or, as applicable, any Restricted Subsidiary of the Parent Borrower necessary or desirable to perfect and protect the security interest in the Vessel Collateral created under the Security Instruments have been duly made or taken (or arrangements reasonably satisfactory to the Initial Lenders with respect thereto have been made) and such security interests are in full force and effect, and the Security Instruments create in favor of the Collateral Agent or trustee/mortgagee, as the case may be, for the benefit of the Secured Parties a valid and, together with such filings, recordations and other actions, when effected, perfected first priority security interest in the Vessel Collateral, securing the payment of the Indebtedness. To the extent that the Vessel Collateral is registered under the laws and flag of the United States, the Fleet Mortgage, executed and delivered, creates in favor of the Collateral Agent, as trustee/mortgagee, a legal, valid, and enforceable first preferred mortgage lien over the whole of the Vessel Collateral therein named and when duly recorded shall constitute a perfected first “preferred mortgage” within the meaning of Section 31301(6)(B) of Title 46 of the United States Code, entitled to the benefits accorded a first preferred mortgage on a vessel registered under the laws and flag of the United States.

(c) All of the material Properties of the Parent Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses (other than Stacked Vessels) are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with reasonable commercial business standards, except (i) as set forth in Schedule 7.16 or (ii) where the failure to be in such condition or maintain such Property could not reasonably be expected to have a Material Adverse Effect.

(d) The Parent Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Parent Borrower and such Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in its line of business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Hedging Obligations. As of the Effective Date, Schedule 7.17 sets forth a true and complete list of all Hedging Obligations of the Parent Borrower and each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.18 Use of Proceeds. The proceeds of the Loans shall be used for working capital and general corporate purposes of the Parent Borrower and each of its Restricted Subsidiaries, including the refinancing of the Existing Credit Agreement, Redemption of part or all of the 2019 Convertible Notes remaining outstanding, Redemptions of other Debt, and capital expenditures (including vessel construction or conversions and acquisitions). The Parent Borrower and each of its Restricted Subsidiaries is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.19 Solvency. After giving effect to the Transactions contemplated hereby that had been effected through the date of determination, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Parent Borrower, the Co-Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Parent Borrower, the Co-Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Parent Borrower, the Co-Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Parent Borrower, the Co-Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Parent Borrower, the Co-Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.20 Anti-Corruption Laws. No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party or any Subsidiary of any Loan Party is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws of any jurisdiction, domestic or foreign, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Each Loan Party and its Subsidiaries has conducted their businesses in compliance with applicable anti-corruption laws and the FCPA in all material respects and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate the FCPA or any other applicable anti-corruption laws or applicable Sanctions.

Section 7.21 EEA Financial Institution. No Loan Party, nor any of its Subsidiaries, is an EEA Financial Institution.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrowers covenant and agree with the Administrative Agent and the Lenders on behalf of the Loan Parties that:

Section 8.01 Financial Statements. The Parent Borrower will furnish or cause to be furnished to the Administrative Agent, for distribution to each Lender, each of the following:

(a) Annual and Quarterly Reports –

(i) for so long as any Lender has any Commitment hereunder,

(A) as soon as available and in any event within 15 days following the required SEC filing date for the Form 10-K (or, if such filing is not required, within 105 days following the last day of the applicable fiscal year), (x) the annual report on Form 10-K, if applicable, or (y) another report, containing, in either case, the audited consolidated balance sheet of the Parent Borrower as of the end of such year, the audited consolidated statement of income of the Parent Borrower for such year, the audited consolidated statement of stockholders’ equity of the Parent Borrower for such year, and the audited consolidated statement of cash flows of the Parent Borrower for such year (along with data for each business segment for such periods), setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the unqualified audit opinions of Ernst & Young LLP or another independent certified public accountant acceptable to the Required Lenders, together with, to the extent the Parent Borrower is not required to file a 10-K, a management’s discussion and analysis of financial condition and the results of operations substantially similar in scope to the information that would be required in a 10-K filing were the Parent Borrower subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

(B) as soon as available and in any event within 15 days following the required SEC filing date for the Form 10-Q (or, if such filing is not required, within 60 days following the last day of the applicable fiscal quarter), (x) the quarterly report on Form 10-Q, if applicable, or (y) another report, containing, in either case, the consolidated balance sheet of the Parent Borrower as of the end of such quarter, the consolidated statements of income of the Parent Borrower for such quarter and for the period from the beginning of the fiscal year through such quarter, and the consolidated statements of cash flows of the Parent Borrower for the period from the beginning of the fiscal year through such quarter (along with data for each business segment for such periods, if applicable), setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, certified by the chief financial officer of the Parent Borrower as presenting fairly in all material respects the financial condition, results of operations and changes in cash flows of the Parent Borrower in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), together with, to the extent the Parent Borrower is not required to file a 10-Q, a management’s discussion and analysis of financial condition and the results of operations substantially similar in scope to the information that would be required in a 10-Q filing were the Parent Borrower subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act with respect to such fiscal quarter and, in the case of the second and third fiscal quarters, the period from the beginning of such fiscal year to the end of such fiscal quarter

(ii) if no Lender has any Commitment hereunder, whether or not the Parent Borrower is required to do so by the rules and regulations of the SEC, so long as any Indebtedness remains outstanding, the Parent Borrower will file with the SEC within the time periods specified in the SEC’s rules or regulations (unless the SEC will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the SEC, (i) all quarterly and annual financial and other information with respect to the Parent Borrower and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Parent Borrower’s certified independent accountants, and, with respect to the quarterly information only, such financial information shall be certified by the chief financial officer of the Parent Borrower as presenting fairly in all material respects the financial condition, results of operations and changes in cash flows of the Parent Borrower in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Parent Borrower were required to file such reports.

(b) [reserved].

(c) Unrestricted Subsidiaries – if the Parent Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, upon request of the Required Lenders, the Parent Borrower shall deliver, together with each delivery of financial statements under Section 8.01(a), the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

(d) Vessel Collateral – the Parent Borrower shall deliver, together with each delivery of financial statements under Section 8.01(a), upon request of the Required Lenders, a report setting forth (x) as of the end of the applicable fiscal period, a list of all Vessels included in the Vessel Collateral (including, with respect to each Vessel, the name of the owner thereof, the flag of such Vessel, and in the case of any Additional Vessel, the class of such Vessel) and (y) all Vessels added to or removed from the Vessel Collateral during such fiscal period.

(e) Appraisal Reports – prior to the consummation of any transaction hereunder that requires the determination of the Appraised Value of any Vessel, the Parent Borrower shall deliver the required Appraisal Report(s).

All financial information contained in the information referred to above (other than in clauses (d) and (e)) shall conform to GAAP applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur. The information required to be delivered pursuant to Section 8.01(a) above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at www.sec.gov or on the Parent Borrower’s website at www.hornbeckoffshore.com. Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Parent Borrower’s compliance with any of its covenants hereunder.

Section 8.02 Certificates of Compliance; Etc. Within 15 days following the required SEC filing date in respect of the Parent Borrower’s financial statements (or if the Parent Borrower is not required to make such filings, within 105 days following the last day of each fiscal year and within 60 days following the last day of each of the first three fiscal quarters), the Parent Borrower will furnish to Administrative Agent a certificate of a Responsible Officer (i) stating that there is no Default or Event of Default at such time, (ii) containing the calculations necessary for determining compliance with Section 9.05 and (iii) solely in the case of a certificate delivered in connection with the delivery of financial statements under Section

8.01(a)(i)(A), containing a then-current list of all Commodities Accounts, Deposit Accounts and Securities Accounts (each as defined in the UCC) of the Parent Borrower and its Restricted Subsidiaries (which list shall indicate which accounts are Excluded Accounts under and as defined in the Guaranty and Collateral Agreement and shall include the balance of such accounts as of the end of such fiscal year). Within 30 days after any Loan Party (i) creating any account that is used or intended to be used for the purpose described in clause (iv) of the definition of “Excluded Accounts” in the Guaranty and Collateral Agreement or (ii) utilizing an existing account that had not previously been used for the purpose described in the preceding clause (i), the Parent Borrower shall notify the Collateral Agent thereof and provide the Collateral Agent with a description of such account in the same level as detail as the description of accounts provided in the Perfection Certificate (as defined in the Guaranty and Collateral Agreement).

Section 8.03 Taxes and Other Liens. The Parent Borrower, the Co-Borrower and the Guarantors will pay and discharge promptly when due all Taxes imposed upon the Parent Borrower, the Co-Borrower or any Guarantor or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien (other than Permitted Liens) upon any or all of its Property; provided that the Parent Borrower, the Co-Borrower and the Guarantors shall not be required to pay any such Tax if the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up accruals therefor adequate under GAAP.

Section 8.04 Existence; Compliance. Except as permitted by Section 9.04 and except to the extent any change therein is not otherwise prohibited hereunder, the Parent Borrower, the Co-Borrower and each Guarantor will maintain its limited liability company or corporate existence and rights. The Parent Borrower, the Co-Borrower and the Guarantors will observe and comply with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of Governmental Authority, including Governmental Requirements and Environmental Laws, unless any such failure to observe and comply would not reasonably be expected to have a Material Adverse Effect.

Section 8.05 Further Assurances. The Parent Borrower, the Co-Borrower and the Guarantors will promptly (and in no event later than thirty (30) days after written notice from the Administrative Agent is received) cure or cause to be cured any defects in the creation, execution and delivery of any of the Loan Documents. The Parent Borrower, the Co-Borrower and the Guarantors will, at their expense, promptly (and in no event later than thirty (30) days after written notice from the Administrative Agent is received) execute and deliver, or cause to be executed and delivered, to the Administrative Agent and/or the Collateral Agent upon request all such other and further documents, agreements and instruments (including without limitation further security agreements, financing statements, continuation statements, and assignments of accounts and contract rights, except for Excluded Contracts (as defined in the Guaranty and Collateral Agreement)) in compliance with or accomplishment of the covenants and agreements of the Parent Borrower, the Co-Borrower and the Guarantors in the Loan Documents or to further evidence and more fully describe the Vessel Collateral, including any renewals, additions, substitutions, replacements or accessions to the Vessel Collateral, or to correct any omissions in the Security Instruments, or more fully state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement. It is understood that any requests made by the Administrative Agent and/or the Collateral Agent pursuant to this Section 8.05 shall be upon written direction from the Required Lenders.

Section 8.06 Performance of Obligations. The Borrowers will repay the Loans in accordance with this Agreement. The Borrowers and the Guarantors will do and perform every act required of the Borrowers and the Guarantors, by the Loan Documents at the time or times and in the manner specified.

Section 8.07 Use of Proceeds. The Borrowers shall use the proceeds of the Loans only for the purposes specified in Section 7.18. In addition, the Borrowers will not request any Borrowing and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.08 Insurance. (a) Each Loan Party that owns Vessel Collateral shall maintain with financially sound and reputable insurance companies not Affiliates of the Parent Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or a similar business of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and as required to be maintained under the terms of the Fleet Mortgage, and the Loan Parties shall cause the Collateral Agent to be named as loss payee, for the ratable benefit of the Secured Parties, as to the Vessel Collateral, including, as trustee/mortgagee, and the Collateral Agent, as agent for the Secured Parties, to be named as an additional insured, with a waiver of rights of subrogation, under a marine and war-risk insurance policy, and the Collateral Agent, as agent for the Secured Parties, to be named as an additional insured, with a waiver of rights of subrogation, under the comprehensive general liability insurance, statutory workers’ compensation insurance and longshoreman and harbor workers’ act coverage policies. Such policies of insurance must also contain a provision prohibiting cancellation or the alteration of such insurance without at least thirty (30) days’ prior written notice to the Collateral Agent of such intended cancellation or alteration.

(b) The Borrowers and the Guarantors agree to notify the Administrative Agent in writing within fifteen (15) days of any Event of Loss involving Vessel Collateral, whether or not such Event of Loss is covered by insurance. The Borrowers further agree to promptly notify its insurance company and to submit an appropriate claim and proof of claim to the insurance company in respect of any Event of Loss. As to the Vessel Collateral, the Borrowers and the Guarantors hereby irrevocably appoint the Collateral Agent as its agent and attorney-in-fact, each such agency being coupled with an interest, to make, settle and adjust claims under such policy or policies of insurance (regardless of whether a settlement or adjustment of a claim is an Event of Default) and to endorse the name of the Borrowers and the Guarantors on any check or other item of payment for the proceeds thereof; provided, however, that the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided in this Section 8.08(b) unless one or more Events of Default exist under this Agreement.

Section 8.09 Accounts and Records. The Borrowers and the Guarantors will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the respective business and activities, sufficient to permit reporting in accordance with GAAP, consistently applied.

Section 8.10 Right of Inspection. The Borrowers and the Guarantors will permit any officer, employee or agent of the Collateral Agent (acting upon written direction from the Required Lenders) or any Lender to visit and inspect the Vessel Collateral subject to applicable safety rules and procedures, at such reasonable times and on reasonable notice and without hindrance or delay and as often as the Administrative Agent (acting upon the written direction from the Required Lenders) may reasonably desire. Notwithstanding the foregoing, except following an Event of Default that has occurred and is continuing, the Collateral Agent (acting upon written direction from the Required Lenders) shall not visit or inspect the Vessel Collateral more frequently than twice a year, individually or as a group, and then at their own expense, except that the Borrowers will be responsible for such expense following the occurrence and during the continuance of an Event of Default; provided that any such visits or inspections shall occur when the applicable Vessel is shoreside at a location involved in the ordinary course of providing its services under its then applicable charter or other vessel service contract.

Section 8.11 Maintenance of Properties.

(a) The Borrowers and the Guarantors shall maintain and preserve all of their respective Properties (and any Property leased by or consigned to any of them or held under title retention or conditional sales contracts) that are used or useful in the conduct of their respective business in the ordinary course (other than Stacked Vessels) in good working order and condition at all times, ordinary wear and tear excepted, and make all repairs, replacements, additions, betterments and improvements to their respective Properties to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect. Except with respect to Stacked Vessels, without limiting the generality of the foregoing, the Borrowers and the Guarantors shall at all times maintain the Vessel Collateral in compliance with the requirements of the American Bureau of Shipping or any other classification society acceptable to the Required Lenders, free of all recommendations and notations of such classification society affecting class.

(b) (i) Each Loan Party that owns or operates, or will own or operate, Vessel Collateral will not transfer or change the flag or documentation of such Vessel Collateral without (x) notifying the Collateral Agent no fewer than 15 Business Days (or such shorter period as the Required Lenders shall agree in their reasonable discretion) before the proposed date of such transfer or change and (y) promptly executing and delivering (or causing to be executed and delivered) all such documents, agreements or other instruments and/or taking (or causing to be taken) all such actions (including the making of any recordings or filings) as are necessary or desirable to perfect, protect and preserve the security interest in favor of the Collateral Agent or trustee/mortgagee, as the case may be, for the benefit of the Secured Parties in such Vessel Collateral granted pursuant to the Fleet Mortgage (or provide an alternative security interest or other collateral reasonably acceptable to the Collateral Agent and the Initial Lenders (including in respect of the jurisdiction under which such collateral is being given); it being understood and agreed that, without limiting the foregoing, in order for such alternative security interest to be reasonably acceptable to the Collateral Agent and the Initial Lenders, the Collateral Agent and the Initial Lenders shall have received an opinion of counsel in the appropriate jurisdiction in form and substance reasonably satisfactory to the Collateral Agent and the Initial Lenders as to the creation, validity and perfection of such alternative security interest).

(ii) Notwithstanding anything in the Loan Documents to the contrary, in the event of a change of the flag or documentation of Vessel Collateral permitted under this Section 8.11(b) and Section 9.09, the Investment made in connection with such a transaction may be structured as a Foreign Vessel Reflagging Transaction. A “Foreign Vessel Reflagging Transaction” is defined as one or more Investments by the Parent Borrower or a Restricted Subsidiary of Effective Date Cash, any proceeds (directly or indirectly) of any Loans or other cash to one or more Subsidiaries, the proceeds of which will be used by a Restricted Subsidiary to purchase Vessel Collateral from a Loan Party, the net effect of which is that (x) the Vessel Collateral subject to such Foreign Vessel Reflagging Transaction shall continue to be Vessel Collateral (and the requirements under Section 8.11(b)(i) shall apply to such Vessel Collateral and Foreign Vessel Reflagging Transaction) and (y) such Effective Date Cash and any proceeds (directly or indirectly) of any Loans are substantially contemporaneously returned to the Parent Borrower or the Restricted Subsidiary making the initial Investment (and any such amounts that constitute Effective Date Cash or proceeds of Loans shall continue to constitute Effective Date Cash or proceeds of Loans, as applicable), in each case, in order to facilitate a change to the flag or documentation of any Vessel Collateral (so long as such Investments constitute Permitted Investments or Investments not restricted by Section 9.01). After giving full effect to any Foreign Vessel Reflagging Transaction where the transaction steps occur substantially simultaneously, a receipt by any Subsidiary of such Effective Date Cash or proceeds of Loans and the existence of any intercompany loan receivable created by the further loaning of such funds by such Subsidiary to another Subsidiary shall not in itself trigger a requirement to provide additional Collateral or to enter into any additional Loan Documents.

Section 8.12 Notice of Certain Events. (a) The Parent Borrower shall promptly notify the Administrative Agent in writing if the Parent Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a Responsible Officer of the Parent Borrower as to the nature of the Default and the steps being taken to cure the effect of such Default.

(b) The Parent Borrower shall promptly notify the Administrative Agent in writing of any change in organizational jurisdiction, location of the principal place of business or the office where records concerning accounts and contract rights are kept, or any change in the federal taxpayer identification number or organizational identification number of the Parent Borrower or any other Loan Party.

Section 8.13 ERISA Information and Compliance. The Parent Borrower will furnish to the Administrative Agent (i) as soon as is administratively practicable following a request from the Required Lenders copies of each annual or other report filed with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to any Plan sponsored or maintained by the Parent Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate and (ii) as soon as is administratively practicable upon becoming aware of the occurrence of any (A) ERISA Event or (B) “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan sponsored or maintained by the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer of the Parent Borrower specifying the nature thereof, what action the Parent Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Parent Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Parent Borrower or any of its Restricted Subsidiaries.

Section 8.14 Security.

(a) The Indebtedness shall be secured by the following:

(i) the Vessels listed on Schedule 8.14 and any Vessels (if any) described in Section 8.14(a)(iii), and any Property and rights of the Co-Borrower or the other Loan Parties related to the foregoing or otherwise described in the Guaranty and Collateral Agreement and excepting, as provided in the Guaranty and Collateral Agreement, Excluded Assets, unless such Vessels have been released in accordance with Section 11.11 in connection with transactions permitted under the Loan Documents and/or substituted as provided in Section 8.14(b) below;

(ii) not later than thirty days (or such longer period as the Required Lenders shall agree in their reasonable discretion) following the formation, acquisition or designation of any Restricted Subsidiary of the Parent Borrower which results in Parent Borrower having Restricted Subsidiaries (other than the Co-Borrower and the then existing Guarantors) with assets of $50,000,000 or more in the aggregate, then such Restricted Subsidiary or Restricted Subsidiaries as are satisfactory to the Initial Lenders in their sole discretion (such that such Restricted Subsidiaries not guarantying the Indebtedness have assets of less than $50,000,000 in the aggregate) shall (x) guaranty the payment and performance of the Indebtedness by executing and delivering in favor of the Agents, for the ratable benefit of the Secured Parties, a joinder to the Guaranty and Collateral Agreement or a guaranty agreement comparable to the Guaranty and Collateral Agreement but in form and substance satisfactory to the Agents and the Required Lenders and (y) secure such guaranty by executing and delivering in favor of the Agents, for the ratable benefit of the Secured Parties, a joinder to the Guaranty and Collateral Agreement or a personal property agreement comparable to the Guaranty and Collateral

Agreement but in form and substance reasonably satisfactory to the Agents and the Required Lenders. Notwithstanding the foregoing, in the event that, but for this sentence, a Foreign Subsidiary or Foreign Subsidiary Holding Company would be required to execute and deliver a guaranty, then in lieu of such guaranty the Parent Borrower or applicable Restricted Subsidiary of Parent Borrower that owns such Foreign Subsidiary or Foreign Subsidiary Holding Company shall promptly pledge to the Administrative Agent, for the ratable benefit of the Lenders, (x) the lesser of (1) all of the equity in such Foreign Subsidiary or Foreign Subsidiary Holding Company that it owns and (2) sixty-five percent (65%) of the equity issued and outstanding in such Foreign Subsidiary or Foreign Subsidiary Holding Company (any such Foreign Subsidiary or Foreign Subsidiary Holding Company described in this sentence, a “Specified Foreign Subsidiary”) and (y) one hundred percent (100%) of the Equity Interests of the entity or entities that are the immediate parent or parents of such Specified Foreign Subsidiary as security for the Indebtedness (and if the pledgor is not a Guarantor, such pledgor shall guaranty the Indebtedness and become a Guarantor), all pursuant to documentation as necessary and appropriate. For the avoidance of doubt, in the event a Specified Foreign Subsidiary is owned by more than one Restricted Subsidiary, the obligation to pledge sixty-five percent (65%) of the equity of such Specified Foreign Subsidiary can be satisfied by one or more of the entities that are the immediate parent or parents such Specified Foreign Subsidiary pledging Equity Interests totaling sixty-five percent (65%) of the equity thereof. Furthermore, if a Restricted Subsidiary of the Parent Borrower guarantees the Debt of others, it shall also guaranty the Indebtedness on at least a pari passu basis with such other guarantee;

(iii) substantially contemporaneously with the acquisition (including by way of construction or through a Permitted Asset Swap but excluding any Foreign Vessel Reflagging Transaction covered by Section 8.11(b)) by the Parent Borrower or any of its Restricted Subsidiaries of any Vessels using (1) Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, (x) the Parent Borrower or such Restricted Subsidiary shall mortgage, substantially on terms and conditions set forth in the Fleet Mortgage, such Vessel so as to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, Fleet Mortgage Liens (or the foreign equivalent) thereon and first priority (subject to Permitted Liens of the type described in clause (k) of the definition thereof) security interests (or the foreign equivalent) in all related Property; provided that the foregoing shall be inapplicable (I) with respect to any Vessel that is acquired pursuant to a Permitted Leveraged Vessel Acquisition Transaction, for so long as such Vessel is subject to a Lien securing the applicable Debt incurred to finance such Vessel and (II) with respect to any acquired Vessel that (x) is not an MPSV or High Spec Vessel and (y) has a Specified Value not in excess of $2,500,000; provided, further, that the aggregate Specified Values attributable to such excluded Vessels under the preceding clauses (II)(x) and (II)(y) shall not exceed $25,000,000; provided, further, that notwithstanding anything to the contrary in Section 8.14(a)(ii), if the Restricted Subsidiary that has acquired any such Vessel that is required to become Collateral is not already a Guarantor, such Restricted Subsidiary of the Parent Borrower shall become a Guarantor; and

(iv) substantially contemporaneously with the acquisition (including through a Permitted Asset Swap) by the Parent Borrower or any of its Restricted Subsidiaries of any Property that is not a Vessel using (1) Effective Date Cash, (2) Vessel Collateral or (3) any proceeds (directly or indirectly) of (A) any Loans or (B) any sale, transfer or other disposition of Vessel Collateral, (x) to the extent the security interest in such Property does not automatically attach upon the acquisition thereof pursuant to the Guaranty and Collateral Agreement with the priority of perfection required thereunder, the Parent Borrower shall execute and deliver, or cause its applicable Restricted Subsidiary to execute and deliver, to the Administrative Agent and/or the Collateral Agent all such further documents, agreements and instruments (including without limitation further security agreements, mortgages, financing statements, continuation statements, and assignments of accounts and contract rights) necessary or desirable to cause such assets or property to be subject to a security interest in favor of the Collateral Agent with the priority and perfection required thereunder and (y) notwithstanding anything to the contrary in Section 8.14(a)(ii), if the Restricted Subsidiary that has acquired such Property is not already a Guarantor, such Restricted Subsidiary shall become a Guarantor.

(b) If either (I) except as otherwise permitted by clause (D) or (E) of the proviso to Section 9.01(a), Vessel Collateral or Specified Equity Interests are to be transferred in connection with a Permitted Investment or a Restricted Payment or an Asset Sale permitted under this Agreement the result of which would be the release of the Liens on Vessel Collateral securing the Indebtedness in accordance with the terms hereof (but, in the case of an Asset Sale, only if and to the extent the Parent Borrower reinvests the Net Proceeds in respect thereof in Vessels or in Equity Interests in one or more entities owning Vessels in accordance with this Agreement) or (II) any Borrower or any other Loan Party, in its sole discretion, desires to mortgage an Additional Eligible Vessel, such Borrower or other Loan Party, as the case may be, will, substantially simultaneously with such transfer, as consideration for the release of Liens on such existing Vessel Collateral (in the case of the preceding clause (I)) and in the case of both the preceding clauses (I) and (II), (i) mortgage, substantially on the terms and conditions set forth in the Fleet Mortgage, one or more additional Vessels (such Vessels mortgaged pursuant to this Section 8.14(b), including for the avoidance of doubt any Additional Eligible Vessels that are mortgaged pursuant to this Section 8.14(b), the “Additional Vessels” and each an “Additional Vessel”) in each case, which are not otherwise subject to a Lien (other than a Permitted Lien of the type described in clause (k) of the definition thereof) and which, in the case of the preceding clause (I), have an aggregate Specified Value equal to or greater than the remainder (if positive) of (A) the Specified Value of the transferred Vessel Collateral less (B) any prepayment (whether optional or mandatory) of the Loans made in connection with such Permitted Investment or Asset Sale and/or (ii) supplement and amend the applicable Security Instrument, or enter into additional collateral documents, pursuant to documentation as necessary and appropriate, so as to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, Fleet Mortgage Liens (or the foreign equivalent) thereon and first priority security interests (or the foreign equivalent) in all related Property (the transactions described in clauses (i) and (ii) with respect to a transfer of Vessel Collateral or Specified Equity Interests in connection with a Permitted Investment or as otherwise expressly contemplated by this Agreement, collectively, a “Collateral Substitution

Transaction”); provided that, for the avoidance of doubt, to the extent the amount in clause (B) above is equal to or greater than the amount in clause (A) above, the Borrowers shall be under no obligation to provide additional Vessel Collateral hereunder with respect to such transaction; provided further, that notwithstanding the foregoing or anything to the contrary herein, no such Permitted Investment and related Collateral Substitution Transaction shall be permitted hereunder if (x) the Parent Borrower would not have Available Liquidity after giving effect thereto of at least $65,000,000 or (y) the aggregate Specified Value of all Vessels so transferred pursuant to a Permitted Investment and pursuant to clause (D) or (E) of the proviso to Section 9.01(a) in any consecutive 91-day period would exceed $115,000,000. Each Loan Party that owns an Additional Vessel shall, concomitantly with its acquisition of each such Additional Vessel, to the extent that such Additional Vessel is registered under the laws and flag of the United States, execute, deliver and cause to be duly recorded with the National Vessel Documentation Center a first preferred ship mortgage, in form and substance equivalent to the Fleet Mortgage (or, with respect to any other Additional Vessel, take such other actions as are required under Applicable Law to provide a commensurate security interest or alternative security interest reasonably acceptable to the Required Lenders), and shall otherwise comply with the provisions of Section 8.14 hereof. The parties hereby acknowledge that any Additional Vessel made subject to a mortgage lien in connection with a Collateral Substitution Transaction is in fact, and is intended by the parties to this Agreement and the other Loan Parties to be, a transfer that is a contemporaneous exchange for new value to the applicable Loan Party, as contemplated by 11. U.S.C. 547(c)(1).

Section 8.15 Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws. The Parent Borrower shall maintain in effect the policies and procedures with respect to Sanctions and Anti-Terrorism Laws specified in Section 7.09(d) and the anti-corruption laws specified in Section 7.20.

Section 8.16 Future Designation of Unrestricted Subsidiaries.

(a) The Board of Directors of the Parent Borrower may designate any Subsidiary (other than the Co-Borrower) to be an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary unless (i) both at the time of such designation and immediately after giving effect thereto, no Default shall have occurred and be continuing, (ii) such Subsidiary (A) has no Debt other than Non-Recourse Debt, and (B) is a Person with respect to which neither the Parent Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and (iii) all outstanding Investments by the Parent Borrower and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated are permitted pursuant to Section 9.01 (it being understood that such Investments shall be deemed Restricted Payments made at the time of such designation (except to the extent they qualify as Permitted Investments) in an amount equal to the greater of (y) the net book value of such Investments at the time of such designation and (z) the Specified Value of such Investments at the time of such designation, but in each case subject to the last sentence of the definition of “Investment”). If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements of (ii)(A), (ii)(B) or (iii), above, as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Parent Borrower as of such date. Schedule 7.14 sets forth a list of all Unrestricted Subsidiaries as of the Effective Date.

(b) Any designation of a Subsidiary shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a resolution of the Board of Directors giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an Officer’s Certificate certifying that such action complied with this Section 8.16.

Section 8.17 Post-Closing Undertakings. Within the time periods specified on Schedule 8.17 (or such later date to which the Required Lenders (with written notice to the Administrative Agent) consent), comply with the provisions set forth in Schedule 8.17.

Section 8.18 Collateral Proceeds Account. The Borrowers and each Guarantor shall cause (x) the Net Proceeds (to the extent in the form of cash, Cash Equivalents, securities or like instruments) from any Asset Sale and (y) the net cash proceeds realized from the sale or assignment of any construction contract related to the Vessels described in Schedule 8.17 or any other Vessel under construction as to which progress payments are being made in accordance with the definition of “Excess Proceeds”, or monies of whatsoever nature paid to the Parent Borrower or any of its Restricted Subsidiaries in respect of such contracts or such Vessels described in Section 8.17 or any other Vessel under construction as to which progress payments are being made in accordance with the definition of “Excess Proceeds”, including, without limitation, the Vessel purchase price (or any refund thereof), commissions, insurances, bonds, damages, awards or judgments, to be deposited in a Collateral Proceeds Account substantially contemporaneously with the receipt thereof (except to the extent constituting securities or other instruments that have otherwise been pledged as Collateral to secure the Indebtedness by physical delivery thereof, if physical certificates exist, or otherwise pursuant to arrangements reasonably satisfactory to the Initial Lenders), and shall cause all such Net Proceeds to remain therein until the earliest of (i) the reinvestment of such Net Proceeds in accordance with the definition of “Excess Proceeds”, (ii) the application of such Net Proceeds in accordance with Section 3.04 and (iii) such Net Proceeds becoming Declined Amounts. For the avoidance of doubt, nothing in this Section 8.18 shall limit in any way the Parent Borrower’s obligations under Section 3.04 or Section 8.14.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrowers covenant and agree with the Administrative Agent and the Lenders on behalf of the Loan Parties that:

Section 9.01 Restricted Payments. (a) The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Parent Borrower’s or any of its

Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Parent Borrower) or to the direct or indirect holders of Parent Borrower’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent Borrower); (ii) Redeem (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower (other than any such Equity Interests owned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower); (iii) Redeem (x) the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof, (y) Junior Lien Debt, or (z) any Debt that is subordinated in right of payment to the Indebtedness or the Loan Guarantees, as the case may be, except a payment of interest or a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) unless at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Parent Borrower would, at the time of such Restricted Payment and after giving Pro Forma Effect thereto as if such Restricted Payment had been made at the beginning of the Test Period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Minimum Fixed Charge Coverage Ratio Test; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Borrower and its Restricted Subsidiaries after the 2004 Issue Date (excluding Restricted Payments permitted by Section 9.01(b)(ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv) and (xv) but including Restricted Payments permitted by Section 9.01(b)(i), (v) and (xii), is less than the sum of the following (the “Restricted Payments Basket”): (I) 50% of the cumulative Consolidated Net Income of the Borrower for the period (taken as one accounting period) from January 1, 2004 to the end of the Parent Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (II) subject to Section 9.01(b)(ii), 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by the Parent Borrower since January 1, 2004 from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) (other than any Permitted Warrant Transaction) or of Disqualified Stock or debt securities of the Parent Borrower that have been converted into, or exchanged for, such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Parent Borrower and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged for, Disqualified Stock), plus (III) to the extent that any Restricted Investment that was made after the 2004 Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment, plus (IV) [reserved], plus (V) $25,000,000);

provided that, notwithstanding anything herein to the contrary, this Section 9.01(a) shall not permit (A) any Redemption of Debt by the Parent Borrower or any of its Restricted Subsidiaries unless (i) the Parent Borrower would, at the time of such Redemption of Debt and after giving Pro Forma Effect thereto as if such Redemption of Debt had been made at the beginning of the Test Period, have a Senior Secured Leverage Ratio not in excess of 2:00 to 1:00 and (ii) substantially simultaneously therewith the Borrowers shall make an optional prepayment of the Loans in accordance with Section 3.04(a) in an amount at least equal to the amount of such Redemption of Debt, (B) the payment of any dividend or distribution using Vessel Collateral or Specified Equity Interests or the proceeds thereof, (C) the payment of any dividend or distribution using any other Property unless (i) the Parent Borrower would, at the time of such dividend or distribution and after giving Pro Forma Effect thereto as if such dividend or distribution had been made at the beginning of the Test Period, have a Senior Secured Leverage Ratio not in excess of 2.00:1.00, (ii) the Parent Borrower has Available Liquidity of at least $65,000,000 as determined on a Pro Forma Basis for such dividend or distribution as of the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of such dividend or distribution and (iii) substantially simultaneously therewith the Borrowers shall make an optional prepayment of the Loans in accordance with Section 3.04(a) in an amount at least equal to the amount of such dividend or distribution, (D) any Restricted Investment of Vessel Collateral or Specified Equity Interests or the proceeds thereof in Persons that are not Loan Parties unless (i) the Parent Borrower would, at the time of such Investment and after giving Pro Forma Effect thereto as if such Investment had been made at the beginning of the Test Period, have a Senior Secured Leverage Ratio not in excess of 2.00:1.00 and (ii) substantially simultaneously therewith the Borrowers shall make an optional prepayment of the Loans in accordance with Section 3.04(a) in an amount at least equal to the amount of such Investment or (E) any other Restricted Investments not described in the preceding clause (D) unless (i) the Parent Borrower would, at the time of such Investment and after giving Pro Forma Effect thereto as if such Restricted Investment had been made at the beginning of the Test Period, have a Senior Secured Leverage Ratio not in excess of 2.00:1.00 and (ii) substantially simultaneously therewith the Borrowers shall make an optional prepayment of the Loans in accordance with Section 3.04(a) in an amount at least equal to the amount of such Investment.

(b) The foregoing provisions will not prohibit any of the following:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the Redemption of any Debt of the Borrowers or any Guarantor (including the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof) or any Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Parent Borrower) of, other Equity Interests of the Parent Borrower (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such Redemption shall be excluded from Section 9.01(a)(C)(II);

(iii) the Redemption of Debt of Borrowers or any Guarantor (including the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof) with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv) the payment of any dividend or distribution (other than with Vessel Collateral or Specified Equity Interests or the proceeds thereof) by a Restricted Subsidiary of the Parent Borrower to the Parent Borrower or any of its other Restricted Subsidiaries, and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to minority holders of the Equity Interests of such Restricted Subsidiary so long as the Parent Borrower or another Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(v) so long as no Default or Event of Default has occurred and is continuing, the Redemption of any Equity Interests (other than with Vessel Collateral or Specified Equity Interests or the proceeds thereof) of the Parent Borrower held by any employee, director or consultant of the Parent Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, provided that the aggregate price paid for all such Redeemed Equity Interests shall not exceed $500,000 in any calendar year (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(vi) the acquisition of Equity Interests by the Parent Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(vii) in connection with an acquisition by the Parent Borrower or by any of its Restricted Subsidiaries, the return to the Parent Borrower or any of its Restricted Subsidiaries of Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims;

(viii) the purchase by the Parent Borrower of fractional shares of Equity Interests of the Parent Borrower arising out of stock dividends, splits or combinations or business combinations;

(ix) the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Effective Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) payments received by the Parent Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction if the Parent Borrower has Available Liquidity as of the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Redemption of at least $65,000,000 as determined on a Pro Forma Basis for such Redemption;

(x) (a) any cash payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Parent Borrower’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;

(xi) the Redemption of Debt (other than with Vessel Collateral or Specified Equity Interests or the proceeds thereof) of the Borrowers or any Guarantor (including the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof) if the Parent Borrower has Available Liquidity as of the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Redemption of at least $65,000,000 as determined on a Pro Forma Basis for such Redemption;

(xii) the payment of any cash dividend or distribution by the Parent Borrower with respect to any preferred Equity Interest that does not constitute Disqualified Stock or any Disqualified Stock that is permitted to be incurred under Section 9.02 in an aggregate amount not to exceed $25,000,000 per annum; so long as (A) such cash dividend or distribution does not exceed a percentage reasonably acceptable to the Initial Lenders, (B) the proceeds of the issuance of such preferred Equity Interests or permitted Disqualified Stock were or are being used to finance a Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more Vessels, (C) in each case on the date of such Permitted Acquisition, Permitted Investment or the date such Vessel(s) or person was acquired or merged, consolidated or amalgamated with or into the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, as applicable, after giving Pro Forma Effect thereto as if such transaction had been made at the beginning of the Test Period, the Consolidated Fixed Charge Coverage Ratio for the Parent Borrower and its Restricted Subsidiaries immediately after the date of such Permitted Acquisition, Permitted Investment or acquisition of one or more Vessels, as applicable, would be no worse than the Consolidated Fixed Charge Coverage Ratio for the Parent Borrower and its Restricted Subsidiaries immediately prior to such issuance and (D) the Parent Borrower has Available Liquidity as determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the payment of any such cash dividend or distribution, of at least $65,000,000;

(xiii) Restricted Payments (other than with Vessel Collateral or Specified Equity Interests or the proceeds thereof), including repurchases of Equity Interests in the Parent Borrower, in an aggregate amount not to exceed the lesser of (a) $25,000,000 (but only to the extent there is capacity to make Permitted Investments in reliance on clause (h) of the definition thereof) and (b) the amount available at such time for Permitted Investments made in reliance on clause (h) of the definition thereof so long as, after giving Pro Forma Effect to any such Restricted Payment, the Parent Borrower has Available Liquidity as of the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of such prepayment of at least $65,000,000;

(xiv) redemption of any rights under the Parent Borrower’s Rights Agreement dated July 1, 2013; and

(xv) redemption of any Equity Interests of the Parent Borrower from Aliens (as defined in the Certificate of Incorporation) who acquired the same to the extent contemplated under Article 12, Section 4 of the Certificate of Incorporation.

The amount of all Restricted Payments (other than cash) shall be (A) in the case of Vessel Collateral or the proceeds thereof or Specified Equity Interests or the proceeds thereof, the amount determined in accordance with Section 1.06 and (B) otherwise, the Fair Market Value on the date that asset(s) or securities are proposed to be paid, transferred or issued by the Parent Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value (or, if applicable the amount determined in accordance with Section 1.06) of any non-cash dividend made within 60 days after the date of declaration shall be determined as of such declaration date. The Fair Market Value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “Fair Market Value,” and the results of such determination shall be evidenced by an Officer’s Certificate delivered to the Administrative Agent. Not later than the date of making any Restricted Payment (other than a Restricted Payment permitted by Sections 9.01(b)(ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv) and (xv)), the Parent Borrower shall deliver to the Administrative Agent an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 9.01 were computed.

Section 9.02 Incurrence of Debt and Issuance of Disqualified Stock.

(a) The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Debt and the Parent Borrower shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that the Parent Borrower and its Restricted Subsidiaries may incur Debt, and the Parent Borrower may issue Disqualified Stock, in each case if the Consolidated Fixed Charge Coverage Ratio for the Test Period preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 (the “Minimum Fixed Charge Coverage Ratio Test”) at the time such additional Debt is incurred or such Disqualified Stock is issued, in each case as determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt or Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such Test Period.

(b) The foregoing provisions shall not apply to the incurrence by the Parent Borrower or any of its Restricted Subsidiaries of any of the following:

(i) Junior Lien Debt or unsecured Debt of the Borrowers or any Guarantor (provided that such unsecured Debt satisfies the conditions set forth in clause (a) of the definition of “Junior Lien Debt”) under Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed, together with any outstanding Permitted Refinancing Indebtedness in respect thereof (but excluding any Increased Amount) the greater of (1) $600,000,000 and (2) 25% of the Parent Borrower’s Consolidated Net Tangible Assets determined as of the end of the Parent Borrower’s most recently completed fiscal quarter for which internal financial statements are available;

(ii) Existing Indebtedness;

(iii) Hedging Obligations;

(iv) Debt under this Agreement and the other Loan Documents;

(v) intercompany Debt between or among the Parent Borrower and any of its Restricted Subsidiaries; provided that (1) if a Borrower is the obligor on such Debt and the obligee is not the other Borrower or a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans and (2) if a Guarantor is the obligor on such Debt and the obligee is neither a Borrower nor a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Loan Guarantee and (3)(i) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, or (ii) any sale or other transfer of any such Debt to a Person that is neither the Parent Borrower nor a Restricted Subsidiary of the Parent Borrower, shall be deemed, in each case, to constitute an incurrence of such Debt by the Parent Borrower or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (v);

(vi) Debt in respect of bid, performance or surety bonds issued for the account of the Parent Borrower or any Restricted Subsidiary thereof, including guarantees or obligations of the Parent Borrower or any Restricted Subsidiary thereof with respect to letters of credit or letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) or other forms of security or credit enhancement supporting performance obligations under service contracts, in each case, in the ordinary course of business;

(vii) the guarantee (A) by the Parent Borrower of Debt of any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 9.02 or (B) by any Restricted Subsidiary of the Parent Borrower of Debt of the Parent Borrower or another Restricted Subsidiary of the Parent Borrower that was permitted to be incurred by another provision of this Section 9.02; provided, that this clause (vii) shall not permit the guarantee by any Restricted Subsidiary of the Parent Borrower that is not a Loan Party of any Indebtedness incurred under Section 9.02(b)(i) (or any Permitted Refinancing Indebtedness in respect thereof) or Section 9.02(b)(x);

(viii) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Debt incurred pursuant to Section 9.02(a), 9.02(b)(i), 9.02(b)(ii), this clause (viii) or Section 9.02(b)(xi);

(ix) Permitted Acquisition Indebtedness and any Permitted Refinancing Indebtedness in respect thereof (including any subsequent Permitted Refinancing Indebtedness in respect of any Debt previously incurred under this Section 9.02(b)(ix));

(x) Debt of the Borrowers (and any Guarantee thereof by a Guarantor) under the Revolver Facility in an aggregate principal amount at any time outstanding not to exceed the lesser of (1) $100,000,000 and (2) 85% of the Loan Parties’ eligible accounts receivable so long as on or before the date on which the such Debt is incurred under the Revolver Facility, (y) the Administrative Agent, the Collateral Agent and the representative with respect to the Revolver Facility shall become a party to the Revolver/Term Intercreditor Agreement and (z) any other requirements set forth in the Revolver/Term Intercreditor Agreement shall have been satisfied; and

(xi) other Debt and/or Disqualified Stock in an aggregate principal amount and/or liquidation preference, as applicable, that, when taken together with the aggregate principal amount and/or liquidation preference, as applicable, of all other Debt and/or Disqualified Stock incurred pursuant to this clause (xi) and then outstanding will not exceed, together with any outstanding Permitted Refinancing Indebtedness in respect thereof (but excluding any Increased Amount) the greater of (1) $75,000,000 and (2) 2.5% of the Parent Borrower’s Consolidated Net Tangible Assets determined as of the end of the Parent Borrower’s most recently completed fiscal quarter for which internal financial statements are available; provided that (i) any such Debt or Disqualified Stock shall not be secured by any assets that are Collateral and (ii) any such Debt or Disqualified Stock of a Loan Party referred to in this clause (xi) does not mature and does not have any mandatory or scheduled principal payments or sinking fund obligations prior to 91 days after the Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions, subject to the prior making of any required payments on the Indebtedness hereunder).

(c) The Borrowers shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Debt which by its terms (or by the terms of any agreement governing such Debt) is subordinated to any other Debt of the Parent Borrower, the Co-Borrower or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinate to the Loans or the Loan Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Debt is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Debt of the Parent Borrower, the Co-Borrower or of such Guarantor, as the case may be; provided, however, that no Debt shall be deemed to be contractually subordinated in right of payment to any other Debt solely by virtue of being unsecured.

(d) For purposes of determining compliance with this Section 9.02, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Debt described in Section 9.02(b)(i) through (xi), or is entitled to be incurred pursuant to Section 9.02(a), the Parent Borrower shall be permitted to divide or classify such item of Debt on the date of its incurrence, or later divide or reclassify all or a portion of such item of Debt, in any manner that complies with this Section 9.02, and such item of Debt will be treated as having been incurred pursuant to one or more of such categories; provided that all Debt under this Agreement and the other Loan Documents shall at all times be deemed outstanding under Section 9.02(b)(iv), all Junior Lien Debt under Credit Facilities shall at all times be deemed outstanding under Section 9.02(b)(i) and Debt under the Revolver Facility shall at all times be deemed outstanding under Section 9.02(b)(x). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Disqualified Stock will not be deemed to be an incurrence of Debt or Disqualified Stock for purposes of this covenant.

Section 9.03 Liens. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien on any Collateral, except Permitted Liens.

Section 9.04 Merger or Consolidation.

(a) No Borrower shall consolidate or merge with or into (whether or not such Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) such Borrower is the survivor or the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Successor Company”) is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Successor Company (if other than such Borrower) assumes all the obligations of such Borrower under this Agreement pursuant to a customary assumption agreement, (iii) immediately after such transaction no Default or Event of Default exists, (iv) except in the case of a merger of the Parent Borrower or the Co-Borrower with or into a Wholly-Owned Restricted Subsidiary of the Parent Borrower that is a Loan Party, immediately after giving Pro Forma Effect to the transaction as if the same had occurred at the beginning of the applicable Test Period, either (1) the Successor Company may incur at least $1.00 of additional Debt pursuant to the Minimum Fixed Charge Coverage Ratio Test, or (2) the Consolidated Fixed Charge Coverage Ratio of the Successor Company is no less than the Consolidated Fixed Charge Coverage Ratio of the Parent Borrower immediately before such transaction, and (v) if such Borrower is not the Successor Company in such transaction, each Guarantor (unless it is the Successor Company, in which case clause (ii) above will apply) confirms in a customary writing that its Loan Guarantee and the Liens granted by it pursuant to the Security Interests will apply to the Successor Company’s obligations in respect of this Agreement and that its Loan Guarantee and such Liens will continue to be in effect.

(b) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of a Borrower in accordance with Section 9.04(a) hereof, the Successor Company formed by such consolidation or into or with which such Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Parent Borrower” or the “Co-Borrower”, as applicable, shall refer instead to the Successor Company and not to the Parent Borrower or the Co-Borrower, as applicable), and may exercise every right and power of the Parent Borrower or the Co-Borrower, as applicable, under this Agreement with the same effect as if such successor corporation had been named as the Parent Borrower or the Co-Borrower, as applicable, herein; provided, however, that the predecessor Borrower shall not be relieved from its obligations under this Agreement in the case of any such lease. For the purposes of this Section 9.04, a time charter, bareboat charter or Vessel management or similar agreement involving providing Vessels and related services to customers in the ordinary course of business shall not be deemed a lease.

Section 9.05 Minimum Available Liquidity. The Parent Borrower will not, as of the last day of any fiscal quarter, permit Available Liquidity to be less than the Minimum Liquidity Amount as of such date.

Section 9.06 Transactions with Affiliates. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its Property to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Parent Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Borrower or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Parent Borrower or such Restricted Subsidiary, and (b) the Parent Borrower delivers to the Administrative Agent (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the Board of Directors of the Parent Borrower set forth in a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion as to the fairness to the Parent Borrower or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Parent Borrower, provided that such opinion will not be required with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either (i)

shipyard contracts that are awarded following a competitive bidding process and approved by a majority of the disinterested members of the Board of Directors or (ii) an Affiliate in which an unrelated third person owns Voting Stock in excess of that owned by the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that the following shall be deemed not to be Affiliate Transactions:

(A) any employment agreement or other employee compensation plan or arrangement entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the Parent Borrower or such Restricted Subsidiary;

(B) transactions between or among the Loan Parties;

(C) Permitted Investments and Restricted Payments that are permitted by the provisions of Section 9.01 of this Agreement;

(D) loans or advances to officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries made in the ordinary course of business and consistent with past practices of the Parent Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $500,000 outstanding at any one time;

(E) indemnities of officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions;

(F) maintenance in the ordinary course of business of customary benefit programs or arrangements for officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries, including without limitation vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans;

(G) registration rights or similar agreements with officers, directors or significant shareholders of the Parent Borrower or any of its Restricted Subsidiaries;

(H) issuance of Equity Interests (other than Disqualified Stock) by the Parent Borrower;

(I) the payment of reasonable and customary regular fees to directors of the Parent Borrower or any of its Restricted Subsidiaries who are not employees of the Borrower or any Affiliate;

(J) transaction with a Person that is an Affiliate of the Parent Borrower or any of its Restricted Subsidiaries solely because the Parent Borrower or any of its Restricted Subsidiaries owns an Equity Interest in such Person;

(K) time charter, bareboat charter or management agreements related to Vessels between the Parent Borrower or any of its Restricted Subsidiaries and a Joint Venture or Unrestricted Subsidiary or a Restricted Subsidiary that is not a Loan Party made on terms generally consistent with terms available in an arms-length transaction with an unrelated third party; and

(L) (i) any other transaction with an Affiliate reported in any Form 10-K, Form 10-Q or proxy statement filed by the Parent Borrower with the SEC since December 31, 2011 that was approved by the Board of Directors of the Parent Borrower and (ii) any other transaction with an Affiliate reported in any Form 10-K, Form 10-Q or proxy statement filed by the Parent Borrower with the SEC following the Effective Date that (x) is approved by the Board of Directors and (y) is substantially similar to any transaction described in clause (i) above.

Section 9.07 Burdensome Restrictions. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to do any of the following: (a)(i) pay dividends or make any other distributions to the Parent Borrower or any of its Restricted Subsidiaries on its Equity Interests or (ii) pay any Debt owed to the Parent Borrower or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make any other distributions on Equity Interests); (b) make loans or advances to the Parent Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Parent Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of

(1) the Existing Indebtedness,

(2) this Agreement and the Guaranty and Collateral Agreement,

(3) applicable law,

(4) any instrument governing (x) Debt or Equity Interests of a Person acquired by the Parent Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred and (y) Permitted Acquisition Indebtedness to the extent applicable only to the acquired assets or to assets subject to such Debt,

(5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

(6) by reason of customary provisions restricting the transfer of copyrighted or patented materials consistent with industry practice,

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired,

(8) customary provisions in any agreement (x) creating any Hedging Obligations permitted under this Agreement or (y) governing any Junior Lien Debt or Revolver Facility,

(9) Permitted Refinancing Indebtedness with respect to any Debt referred to in clauses (1), (2), (4) and (8)(y) above, provided that the restrictions referred to in this Section 9.07 that are contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced,

(10) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, or

(11) those contracts, agreements or understandings that will govern Permitted Investments.

Section 9.08 Asset Sales. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (excluding for all purposes of this Section 9.08 any Event of Loss) unless (i) the Parent Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Specified Value (the calculation of which shall be set forth in an Officer’s Certificate delivered to the Administrative Agent) of the Collateral subject to such Asset Sale; and (ii) except in the case of a Permitted Asset Swap, (A) at least 75% of the aggregate consideration received by the Parent Borrower and its Restricted Subsidiaries from such Asset Sale and all other Asset Sales since the Effective Date on a cumulative basis is in the form of cash or Cash Equivalents; provided, however, that the amount of (w) any liabilities that are secured by Permitted Liens on the Collateral under clauses (a), (d), (e) and (k) of the definition thereof and that are assumed by the transferee of any such Property, rights or Equity Interests pursuant to a customary novation agreement that releases the Parent Borrower or such Restricted Subsidiary from further liability, (x) Liquid Equity Securities having an aggregate Specified Value in an amount not to exceed $25,000,000 in the aggregate for all such Liquid Equity Securities received following the Effective Date and then held by the Parent Borrower and its Restricted Subsidiaries; provided, however, that the amount of any Liquid Equity Securities at any time shall be (1) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents by a Loan Party in a deposit account or securities account, as applicable, that is subject to an Account Control Agreement, (y) any securities, notes or other obligations received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted within 180 days by the Parent Borrower or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) and (z) Vessels and related Property installed or intended for use in the ordinary course of business on such Vessels (provided that Section 8.14(a)(iii) and Section 8.14(a)(iv) are complied with) shall each be deemed to be Cash Equivalents for purposes of this Section 9.08; or (B) such consideration is comprised entirely of cash, Cash Equivalents and/or Equity Interests (other than Liquid Equity Securities) of an entity engaged in a Permitted

Business (such Equity Interests referred to in this clause (B), “Specified Non-Cash Consideration”) so long as, in the case of Specified Non-Cash Consideration, the Investment in such Specified Non-Cash Consideration is permitted under clause (h) of the definition of “Permitted Investments” and the other applicable conditions set forth in such clause (h) are satisfied; provided, that the receipt of Liquid Equity Securities and Specified Non-Cash Consideration and Vessels and related Property installed or intended for use in the ordinary course of business on such Vessels shall be deemed to constitute Cash Equivalents only if and to the extent such Liquid Equity Securities, Specified Non-Cash Consideration and Vessels and related Property installed or intended for use in the ordinary course of business on such Vessels (a) are acquired and held by a Loan Party and (b)(i) in the case of Equity Securities and other personal property so acquired, are pledged (or, in the case of Liquid Equity Securities, the Securities Account which they are held is pledged) to the Collateral Agent, for the ratable benefit of the Lenders, pursuant to the Guaranty and Collateral Agreement and (ii) in the case of Vessels and related Property installed or intended for use in the ordinary course of business on such Vessels, the Collateral Agent, for the ratable benefit of the Secured Parties, is granted a Fleet Mortgage Lien (or the foreign equivalent) thereon and first priority (subject to Permitted Liens of the type described in clause (k) of the definition thereof, as applicable) security interests (or the foreign equivalent) in all related Property installed or intended for use in the ordinary course of business on such Vessels.

Section 9.09 Composition of Vessel Collateral. Notwithstanding anything herein, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Permitted Investment, Restricted Investment, Asset Sale or Restricted Payment or any other transaction or take any other action (or fail to take any action) (including (i) making a change to the flag or documentation of any existing Vessel Collateral or (ii) the consummation of any Collateral Substitution Transaction where the Additional Vessel in respect of such Collateral Substitution Transaction has a different flag or documentation than the Vessel Collateral so transferred), in each case involving Vessel Collateral, if immediately after giving effect thereto, the aggregate Specified Value of all Vessel Collateral that is qualified to operate in coastwise trade of the United States (excluding, for the avoidance of doubt, any Vessel Collateral that is not subject to a first priority Lien in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, and is otherwise subject only to Permitted Liens of the type described in clause (k) of the definition thereof) would be less than 62% of the amount of the aggregate Vessel Book Value of all Vessel Collateral as of the Effective Date (including, for purposes of this Section 9.09, the vessels described in Schedule 8.17 using the greater of (x) their estimated gross book value upon delivery and adjusted to their actual gross book value once delivered and (y) 90% of the expected net book value with respect to such vessel communicated to the Initial Lenders on May 5, 2017).

Section 9.10 Restrictions on Leveraged Vessel Acquisition Transactions. The Parent Borrower will not, and will not permit any Restricted Subsidiary of the Parent Borrower to, consummate any Leveraged Vessel Acquisition Transaction that is not a Permitted Leveraged Vessel Acquisition Transaction.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise; and (other than a payment due on the Maturity Date) such failure is not cured within three (3) Business Days after the applicable due date.

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) any representation or warranty made or deemed made pursuant to Section 6.02 by or on behalf of the Parent Borrower, the Co-Borrower or any Guarantor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material adverse respect when made or deemed made pursuant to Section 6.02.

(d) the Parent Borrower, the Co-Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.04 (with respect to the existence of the Borrowers), Section 8.07 or Section 8.12 or in Article IX.

(e) the Parent Borrower, the Co-Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the written request of the Required Lenders) or (ii) the chief executive officer or the chief financial officer (or a person holding a similar title) of the Parent Borrower, the Co-Borrower or any Guarantor otherwise becoming aware of such default.

(f) the Parent Borrower, the Co-Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or administrative agent on its or their behalf to cause such Material Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Guarantor being required to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower, the Co-Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower, the Co-Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Parent Borrower, the Co-Borrower or any Guarantor shall

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h),

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower, the Co-Borrower or any Guarantor or for a substantial part of its assets,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or

(vi) take any action for the purpose of effecting any of the foregoing.

(j) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Parent Borrower, the Co-Borrower or any Guarantor or any combination thereof and the same shall remain undischarged (or the Borrowers and the Guarantor shall not have provided for its discharge) for a period of sixty (60) consecutive days during which execution shall not be effectively stayed and, if stayed pending appeal, for such longer period during such appeal while providing such accruals as may be required by GAAP.

(k) any material provision of the Loan Documents, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent Borrower, the Co-Borrower or any Guarantor or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby, (except to the extent permitted by the terms of this Agreement, or the Parent Borrower, the Co-Borrower or any Guarantor shall so state in writing) and such invalidity, lack of binding effect or priority is not cured within thirty (30) days after the earliest to occur of (x) notice from the Administrative Agent (as directed by the Required Lenders) concerning its belief that a material provision is not valid and binding or asserting the lack of priority of a Lien, or (y) the chief executive officer or chief financial officer of the Borrower otherwise becomes aware that any material provision is not valid and binding or that a Lien lacks the intended priority.

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, has resulted in, or could reasonably be expected to result in, liability of the Borrowers and any Guarantor in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the written request of the Required Lenders, shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees, premiums and the other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available under the Loan Documents or at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities (including legal fees and expenses) payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans;

(v) fifth, pro rata to any other Indebtedness; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrowers or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Agents

Section 11.01 Appointment; Powers. Each of the Lenders hereby appoints Wilmington Trust, National Association as its Administrative Agent and the Collateral Agent (including as trustee/mortgagee under the Fleet Mortgage). Each Lender authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and the other Loan Documents.

Section 11.02 Duties and Obligations of the Agents. The Agents shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “Administrative Agent”, “Collateral Agent” or “Agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, no Agent shall have a duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to a responsible officer of such Agent by the Parent Borrower, the Co-Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into

(i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document,

(ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith,

(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document,

(iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document,

(v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction,

(vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent Borrower and its Subsidiaries, or

(vii) any failure by the Parent Borrower, the Co-Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 11.03 Action by Agents. Each Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases each Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability claims, losses, fees and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by an Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then an Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities satisfactory to it) described in this Section 11.03; provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the interests of the Lenders. In no event, however, shall an Agent be required to take any action which exposes such Agent to a risk of personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. Each Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise such Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon, except in the case of gross negligence or willful misconduct by such Agent and each of the Borrowers, the Guarantors, and the Lenders hereby waives the right to dispute such Agent’s record of such statement absent manifest error. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with such Agent.

Section 11.05 Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-Agents appointed by such Agent. Each Agent and any such sub-Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-Agent and to the Related Parties of such Agent and any such sub-Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

Section 11.06 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent, including as the case may be, the Collateral Agent, as trustee/mortgagee under the Fleet Mortgage, as provided in this Section 11.06, each Agent may resign at any time by notifying the Lenders and the Borrowers, and such Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and at the expense of the Borrowers, appoint a successor Agent, or an Affiliate of any such Lender as approved by the Required Lenders or if no such successor shall be appointed by the retiring Agent as aforesaid, the Required Lenders shall thereafter perform all of the duties of the retiring Agent hereunder (and the retiring Agent shall be discharged from its duties and obligations hereunder) until such appointment by the Required Lenders is made and accepted. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. The institution acting as Collateral Agent shall always also act as trustee/mortgagee under the Fleet Mortgage.

Section 11.07 Agents as Lenders. Each Lender serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any of its Subsidiaries or other Affiliates as if it were not an Agent hereunder.

Section 11.08 Funds held by Agents. The Agents shall have no responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held uninvested pending distribution thereof.

Section 11.09 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. No Agent shall be required to keep itself informed as to the performance or observance by the Parent Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Property or books of the Parent Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. Each party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.10 Agents May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrowers, the Guarantors or any of their Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether an Agent shall have made any demand on the Borrowers or the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a proof-of-claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary and directed by the Required Lenders in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized and directed by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Section 12.03.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11 Authority of the Agents to Release Collateral and Liens. Each Lender hereby authorizes the Collateral Agent to release any Collateral or any Guarantor that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Collateral Agent to execute and deliver to the Borrowers, at the Borrowers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any sale or other disposition of Property to the extent such sale or other disposition is authorized by the terms of the Loan Documents and complies with Section 9.14 of the Guaranty and Collateral Agreement, as evidenced in an Officer’s Certificate delivered to the Collateral Agent. Notwithstanding the foregoing, it is understood and agreed that, except as contemplated by Sections 8.11(b) and 8.14(b) and clause (h) of the definition of “Permitted Investments,” the Liens on any Collateral securing the Indebtedness shall not be released (x) upon a sale, transfer or other disposition of such Collateral to any Person that is, or that is required to be, in each case at the time of such sale, transfer or other disposition, a Loan Party (but disregarding the grace period provided for in Section 8.14(a)(ii)) or (y) if such Collateral is Vessel Collateral, if the transferee is a Restricted Subsidiary of the Parent Borrower; provided, however, that in connection with (A) a Foreign Vessel Reflagging Transaction or a Collateral Substitution Transaction if the Person to whom such Collateral is being transferred grants a new Lien on such Collateral (in the case of a Foreign Vessel Reflagging Transaction) or on other Collateral (as contemplated by a Collateral Substitution Transaction) in favor of the Collateral Agent, for the benefit of the Secured Parties that is comparable, in the good faith determination of the Initial Lenders, in scope, validity and perfection to the existing Lien or (B) a Permitted Asset Swap where new Collateral is granted consistent with Section 8.14(a)(iii) or 8.14(a)(iv), then the Collateral Agent shall release such Collateral. For purposes of the preceding sentence, any Specified Foreign Subsidiary the Equity Interests of which are required to be pledged in accordance with Section 8.14(a)(ii) shall be deemed to be a Loan Party. Upon the request of the Borrowers, in connection with any transaction otherwise permitted hereunder, the Administrative Agent and/or the Collateral Agent is authorized to release Collateral that is disposed of (other than to a Person that is, or that is required to be, in each case at the time of such sale, transfer or other disposition, a Loan Party (but disregarding the grace period provided for Section 8.14(a)(ii)) or whose owner ceases to be a Restricted Subsidiary of the Parent Borrower) and any Guarantor that ceases to be a Restricted Subsidiary of the Parent Borrower or otherwise ceases to be required to be a Guarantor under the Loan Documents and to execute any intercreditor arrangements or releases or amendments to the Security Instruments to reflect the pari passu or junior nature of any Liens associated with Debt permitted to be incurred (and so secured) hereunder (including, for the avoidance of doubt, Debt incurred pursuant to Section 9.02(b)(i) or 9.02(b)(x) and secured pursuant to Section 9.03), in each case, pursuant to a transaction permitted by this Agreement.

Section 11.12 Merger, Conversion or Consolidation of Agents. Any corporation into which the Agents may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agents shall be a party, or any corporation succeeding to the corporate trust and loan agency business of the Agents, shall be the successor of the Agents hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers (or either of them), to it at:

Hornbeck Offshore Services, Inc.

Hornbeck Offshore Services, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: James O. Harp, Jr., Executive Vice President and Chief Financial Officer

Email: james.harp@hornbeckoffshore.com

with a copy to:

Hornbeck Offshore Services, Inc.

Hornbeck Offshore Services, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: Samuel A. Giberga, Executive Vice President, General Counsel and Chief Compliance Officer

Email: Samuel.giberga @hornbeckoffshore.com

(ii) if to the Administrative Agent, to it at

Wilmington Trust, National Association

Suite 1290, 50 South Sixth Street

Minneapolis, MN 55402

Attention: Alisha Clendaniel, Assistant Vice President

Email: aclendaniel@wilmingtontrust.com

(iii) if to Collateral Agent, to it at:

Wilmington Trust, National Association

Suite 1290, 50 South Sixth Street

Minneapolis, MN 55402

Attention: Alisha Clendaniel, Assistant Vice President

Email: aclendaniel@wilmingtontrust.com

(iv) if to any other Lender, to it at its address (or telecopy number) set forth on its signature page hereto, as the same may be updated from time to time by written notice to the Administrative Agent and the Borrowers.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. Notices and other communications to the Borrowers may be delivered or furnished by electronic communications; provided that, unless receipt of such electronic communication is acknowledged by the Borrowers, such communication is followed by telephonic and hard copy communication as well. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent Borrower, the Co-Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any other Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby,

(iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) release all or substantially all of the collateral or all or substantially all of the value of the guarantees of the Indebtedness made by the Guarantors without the written consent of each Lender,

(vi) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, or

(vii) amend or modify Section 2.09 or any condition precedent to the incurrence of any Incremental Term Commitments or Incremental Term Loans, or otherwise amend this Agreement in any manner that would permit the incurrence of any additional Indebtedness hereunder, in each case without the consent of each Lender;

provided, further that (y) without the prior written consent of each Initial Lender, no such agreement shall amend, modify or waive any provision under this Agreement that expressly requires the consent or other agreement of the Initial Lenders, and (z) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(c) Notwithstanding anything to the contrary contained in this Section 12.02, the Administrative Agent may, with the consent of the Borrowers and the Initial Lenders only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency so long as such correction is not materially adverse to the Lenders as certified in an Officer’s Certificate.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket fees and expenses incurred by the Agents and the Lenders and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (but limited to one primary counsel for each of (x) the Agents and their respective Affiliates, collectively and (y) the Lenders and their respective Affiliates, collectively, and in each case, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual conflict of interest, where the party affected by such conflict, informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)), the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents and/or the Lenders as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all out-of-pocket fees and expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender (but limited to one primary counsel for each of (x) the Agents and their respective Affiliates, collectively and (y) the Lenders and their respective Affiliates, collectively, and in each case, if necessary, one local counsel in each relevant jurisdiction

(which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual conflict of interest, where the party affected by such conflict, informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, and including, without limitation, all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans.

(b) THE BORROWERS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, FEES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE PARENT BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PARENT BORROWER AND ITS SUBSIDIARIES BY THE PARENT BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE PARENT BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE PARENT BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE

TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT BORROWER OR ANY SUBSIDIARY, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT BORROWER OR ANY SUBSIDIARY, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT ANY OF THE ABOVE INDEMNITIES (EXCEPT FOR ANY INDEMNITIES REGARDING ENVIRONMENTAL LAW) SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (X) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) ANY DISPUTE SOLELY AMONG INDEMNITEES (OTHER THAN ANY CLAIMS AGAINST AN INDEMNITEE IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN AGENT OR ARRANGER OR ANY SIMILAR ROLE HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION OF THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES).

(c) To the extent any Agent is not reimbursed and/or indemnified by the Borrowers in accordance with the provisions of this Agreement, the Lenders will reimburse and indemnify such Agent, severally and not jointly, in proportion to each Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in connection with or arising out of any act or omission of such Agent related to its duties hereunder or under any other Loan Document or the performance thereof or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any claim for indemnification hereunder, this Section 12.03 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrower’s indemnification obligations pursuant to Section 12.03(b) to the extent such damages are included in any such claim that is entitled to such indemnification.

(e) All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor. This Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 9.04, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or the Loans at the time owing to it) pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G (an “Assignment”) with the prior written consent of: (A) the Borrowers (such consent not to be unreasonably withheld); provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender (or, in the case of an assignment by any Initial Lender, to any Approved Lender with respect to such Initial Lender), an Approved Fund (as defined below) or, except as provided in subsection (b)(ii)(E) below, if an Event of Default under Section 10.01(a), (b), (h) or (i) has occurred and is continuing, any other Person; and (B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent; provided, that simultaneous assignments to affiliated funds may be aggregated; provided, further, that no such consent of the Borrowers shall be required if an Event of Default under Section 10.01(a), (b), (h) or (i) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (provided that the foregoing shall not permit any assignment of Loan, separate from Commitments, or any assignment of Commitments, separate from Loans);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that (x) the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment and (y) simultaneous assignments to affiliated funds shall be deemed to constitute a single assignment for purposes of the foregoing;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) notwithstanding anything to the contrary herein, no assignments shall be made to (1) a Defaulting Lender or any of its Subsidiaries or Affiliates, (2) the Parent Borrower or any of its Subsidiaries except as permitted by Section 12.04(g) or (3) any Lender if such Lender would request reimbursement for Indemnified Taxes pursuant to Section 5.03 or cannot comply with the requirements of Section 5.03(g).

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the Effective Date). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c)(i).

(iv) The Administrative Agent, acting for this purpose as an administrative agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names, addresses and telecopy number of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable required tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register after meeting the requirements provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more Lenders or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent or to extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 5.03 unless such Participant agrees to comply with Section 5.03(g) as though it were a Lender (it being understood that the documentation shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Lender or Participant assign any portion of or sell any participations in its rights and obligations under this Agreement to a competitor of the Parent Borrower or a Subsidiary in the business of providing the services of offshore supply vessels, or offshore service vessels (including, without limitation, crew boats, fast supply vessels, multi-purpose support vessels, construction vessels, anchor handling towing supply vessels, tugs, double hulled tank barges and double hulled tankers or other complementary offshore marine vessels) or any other marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business, or an Affiliate of any such competitor. This prohibition shall be included in any documentation effecting an assignment of any interest herein or in any Loans and any attempted assignment in violation of this provision shall be void ab initio.

(g) Notwithstanding anything in this Agreement to the contrary, any Lender may, at any time, assign all or a portion of its Loans on a non-pro rata basis to the Borrowers in accordance with the procedures set forth on Exhibit I, pursuant to an offer made by the Borrowers available to all Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i) the Borrowers shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any Excluded Information that has not been disclosed to the Lenders generally (other than to the extent any such Lender does not wish to receive material non-public information with respect to the Parent Borrower or its Subsidiaries or any of their respective securities) prior to such date;

(ii) immediately and automatically, without any further action on the part of the Borrowers, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Loans from a Lender to the Borrowers, such Loans and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid (provided that the Borrowers shall also pay any applicable premium or call protection), terminated, extinguished, cancelled and of no further force and effect and the Borrowers shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment;

(iii) the Borrowers shall not use the proceeds of any Loans for any such assignment; and

(iv) no Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 5.01, 5.02, 5.03 and 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the resignation or removal of any Agent, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Administrative Agent (as directed by the Required Lenders) to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lenders constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT OR (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its and its Affiliates’ directors, officers, employees and Administrative Agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority,

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d) to any other party to this Agreement or any other Loan Document,

(e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Obligation relating to the Parent Borrower or the Co-Borrower, as applicable, and its obligations,

(g) with the consent of the Borrowers or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers.

For the purposes of this Section 12.11, “Information” means all information received from the Parent Borrower or any Subsidiary relating to the Borrowers or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent Borrower or a Subsidiary; provided that, in the case of information received from the Parent Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrowers, the Guarantors and no other Person (including, without limitation, any Subsidiary of the Borrowers, any Subsidiary of the Guarantors, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries other than the Guarantors.

Section 12.14 Electronic Communications.

(a) The Borrowers hereby agree that, unless otherwise requested by the Administrative Agent, each will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent, to such e-mail address designated by the Administrative Agent from time to time. Each of the Agents and the Lenders hereby agrees that, unless otherwise requested by the Borrowers, to the extent such Agent or Lender delivers or furnishes any communication hereunder to the Loan Parties by electronic communications, unless receipt of such electronic communication is acknowledged by the Borrowers, such Agent or Lender will provide such notice or communication by telephone and hard copy communication as well.

(b) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 12.14 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in the Loan Documents.

(c) The Parent Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non public information with respect to the Borrower or their securities) (each, a “Public Lender”). The Parent Borrower hereby agrees that (i) Communications that may not be made available to Public Lenders shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof, (ii) by not marking Communications “PRIVATE,” the Parent Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws, (iii) all Communications not marked “PRIVATE” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(d) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Each party hereto agrees that any electronic communication referred to in this Section 12.14 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by the Administrative Agent during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agents, their affiliates nor any of their respective officers, directors, employees, Administrative Agents, advisors or representatives (collectively, the “Administrative Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Administrative Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with any Communications or the Platform.

Section 12.15 USA Patriot Act Notice. Each Lender and the Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of each of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act. The Borrowers hereby each agree that it will provide each Lender and the Administrative Agent with such information as they may request in order to satisfy the requirement of the USA PATRIOT Act.

Section 12.16 Acknowledgement and Consent to Bail-In Action. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges and accepts any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution;

(b) the effects of any Bail-In Action in relation to any such liability, including (without limitation) (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; and (iii) a cancellation of any such liability; or

(c) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12.17 Intercreditor Agreements.

(a) Each Lender hereunder authorizes and instructs the Agents to enter into each Intercreditor Agreement as and when contemplated hereunder (including, in each case, any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as the Agents, in each case, on behalf of such Lender, and by its acceptance of the benefits of the Security Instruments, hereby acknowledges and agrees to be bound by all such provisions to the extent in effect. Notwithstanding anything herein to the contrary, each Lender, the Administrative Agent and the Collateral Agent acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Instruments and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Agent thereunder, are subject to the provisions of the Intercreditor Agreements to the extent in effect. In the event of a conflict or any inconsistency between the terms of either Intercreditor Agreement and the Security Instruments, the terms of the applicable Intercreditor Agreement shall prevail to the extent then in effect.

(b) In connection with the incurrence by any Loan Party of Debt under the Revolver Facility or any Junior Lien Debt permitted to be incurred pursuant to the terms hereof, each of the Administrative Agent and the Collateral Agent agree to execute and deliver each Intercreditor Agreement and/or any necessary supplements, joinders or confirmations to such Intercreditor Agreements and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Security Instrument, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrowers (in consultation with the Initial Lenders) to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Debt to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party to the extent such priority is permitted by the Loan Documents) pursuant to the Security Instrument being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

Section 12.18 Force Majeure. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Agents shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.19 Joint and Several Liability; Etc..

(a) The Borrowers shall have joint and several liability in respect of all Indebtedness hereunder without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Indebtedness of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Indebtedness or against any Collateral or guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Borrowing Request) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other Loan Document or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

(b) Without in any way affecting or limiting Section 12.19(a), (x) the Co-Borrower hereby agrees that all actions required or permitted to be taken hereunder by the Borrowers may be taken by the Parent Borrower on behalf of the Co-Borrower, and any such action so taken by the Parent Borrower shall be binding on the Co-Borrower and (y) the Parent Borrower hereby agrees that all actions required or permitted to be taken hereunder by the Borrowers may be taken by the Co-Borrower on behalf of the Parent Borrower, and any such action so taken by the Co-Borrower shall be binding on the Parent Borrower.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this First Lien Term Loan Agreement to be duly executed as of the day and year first above written.

PARENT BORROWER:	HORNBECK OFFSHORE SERVICES, INC.

By:
		Name:	James O. Harp, Jr.
		Title:	Executive Vice President and Chief Financial Officer

CO-BORROWER:	HORNBECK OFFSHORE SERVICES, LLC

By:
		Name:	James O. Harp, Jr.
		Title:	Executive Vice President and Chief Financial Officer

Signature Page – First Lien Term Loan Agreement

Hornbeck Offshore Services, Inc.

ADMINISTRATIVE AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page – First Lien Term Loan Agreement

Hornbeck Offshore Services, Inc.

COLLATERAL AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page – First Lien Term Loan Agreement

Hornbeck Offshore Services, Inc.

LENDER:	_________________________, as a Lender

By:
Name:
Title:

Commitment: $_______________

Address for Notices:

Signature Page – First Lien Term Loan Agreement

Hornbeck Offshore Services, Inc.